Exhibit 2.1

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT
by and among
CORE-MARK MIDCONTINENT, INC.,
FARNER-BOCKEN COMPANY,
FARNER-BOCKEN BUILDING COMPANY, L.L.C.,
and
DENNIS ANDERSON,
as the Sellers’ Representative

Dated as of May 19, 2017

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Exhibits

Exhibit A	Form of Purchaser Parent Guaranty
Exhibit B	Purchase Price Allocation Statement
Exhibit C	Form of Seller Estimated Statement
Exhibit D	Form of Purchase Price Certificate
Exhibit E	Form of Executive Employment Agreement
Exhibit F	Form of Executive Non-Competition and Non-Solicitation Agreement
Exhibit G	Form of Bill of Sale
Exhibit H	Form of Assignment and Assumption Agreement
Exhibit I	Form of Primary Facility Lease Agreement
Exhibit J	Form of Secondary Facility Lease Agreements
Exhibit K	Form of Equityholder Non-Competition and Non-Solicitation Agreement

Schedules

Schedule 1.1(a)	Inactive Customers
Schedule 1.1(b)	Restricted Immaterial Contracts
Schedule 2.1(f)-1	Purchased Intellectual Property
Schedule 2.1(f)-2	Purchased Technology
Schedule 2.1(r)	Other Purchased Assets
Schedule 2.2(b)	Retained Receivables
Schedule 2.2(d)	Excluded Contracts
Schedule 2.2(j)	Excluded Real Property
Schedule 2.2(k)	Other Excluded Assets
Schedule 2.3(c)	Seller’s Customer Return Policy
Schedule 3.3(b)(iv)	Reserve Against Accounts Receivable
Schedule 9.1(i)	Third-Party Consents
Schedule 9.1(l)	Key Employees
Schedule 9.1(p)	Contracts to be Terminated or Modified
Schedule 9.1(s)	Non-Competition Persons

i

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of May 19, 2017, is made by and among Core-Mark Midcontinent, Inc., an Arkansas corporation (“Purchaser”), Farner-Bocken Company, an Iowa corporation (“Farner-Bocken”), Farner-Bocken Building Company, L.L.C., an Iowa limited liability company (“F-B Building” and, together with Farner-Bocken, “Sellers”), and Dennis Anderson, solely in his capacity as the representative of Sellers (the “Sellers’ Representative”).
RECITALS
A.    Sellers presently conduct the Business (as hereinafter defined).
B.    Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Sellers all of the Purchased Assets (as hereinafter defined), and in connection therewith Purchaser is willing to assume from Sellers the Assumed Liabilities, all as more specifically provided herein.
C.    Concurrently herewith and in order to induce Sellers to enter into this Agreement with Purchaser, Core-Mark Holding Company, Inc., a Delaware corporation, has entered into a full performance and payment guaranty of Purchaser’s obligations under this Agreement in favor of Sellers, in substantially the form attached hereto as Exhibit A.
D.    Certain terms used in this Agreement are defined in Section 1.1.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions.
For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Adjusted Eligible Receivables” means the book value (to be determined in accordance with GAAP, consistently applied) at the Closing of Sellers’ trade accounts receivable arising from the Business (other than receivables that are Excluded Assets) as reduced by a calculated reserve against accounts receivable, as set forth on Schedule 3.3(b)(iv). Notwithstanding any other provision of this Agreement, the Retained Receivables retained by Seller under Section 2.2 shall not be included in Adjusted Eligible Receivables.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Business” means the convenience wholesale distribution and related business of Sellers, including all distribution and sales and marketing services of Sellers related thereto.
“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
“Closing Amount” means an amount equal to (a) the Closing Fixed Assets, plus (b) the Closing Inventory, plus (c) the Closing Deposits, plus (d) the Closing Adjusted Eligible Receivables, plus (e) the Closing Other Assets.
“Closing Purchase Price” means (a) the Closing Amount, plus (b) the Purchase Premium, less (c) the PTO Amount, less (d) the Customer Rebate Amount.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competition Law” means any federal, state, or foreign merger review legislation, implementing rules and regulations, guidelines, and related materials, including the HSR Act.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral.
“Customer Rebate Amount” means the amount of all accrued but unpaid rebates or similar payments to which customers of the Business may be entitled related to the operation of the Business prior to the Closing.
“Delivered” means delivered to Purchaser at least two (2) Business Days prior to the date of this Agreement.
“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (including design specifications, functional requirements, operating instructions, logic manuals and flow charts), user documentation (including installation guides, user manuals, training materials, release notes and working papers), marketing documentation (including sales brochures, flyers, pamphlets and web pages), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“DOJ” shall mean the United States Department of Justice.
“Employee” means all individuals, as of the date hereof, who are employed (including without limitation individuals employed on a full-time, part-time, or seasonal basis) by any Seller in connection with the Business, together with individuals who are hired in the Ordinary Course of Business by any Seller in respect of the Business after the date hereof prior to the Closing Date.
“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
“Environmental Law” means any Law concerning pollution or protection of human health (as such relate to exposure to Hazardous Material) or the environment, including any such Law relating to the manufacture, emissions, discharges, releases, threatened releases, handling, transport, use, treatment, storage, disposal or Release of Hazardous Material.
“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excluded Contracts” means (a) the Contracts listed as Excluded Contracts on Schedule 2.2(d), (b) any Contract that creates any non-competition or other similar restriction on the business or operations of any Seller or any purchaser of the Business and (c) at the option of Purchaser, any Contract required under this Agreement to be listed on any Schedule or Exhibit that is not so disclosed.
“Excluded Customer Receivables” means accounts receivable of any Inactive Customers.
“Final Purchase Price” means (a) the Actual Closing Amount, plus (b) the Purchase Premium, less (c) the Actual PTO Amount, less (d) the Actual Customer Rebate Amount.
“Former Employee” means all individuals who were employed (including without limitation individuals employed on a full-time, part-time, or seasonal basis) by any Seller within two (2) years of the date of this Agreement in connection with the Business but who are no longer so employed or engaged at the Closing.

“FTC” shall mean the United States Federal Trade Commission.
“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by any Seller in the conduct of the Business, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies and any warranties related to any of the foregoing, but excluding items owned by any officer, director, or Employee of any Seller and used primarily for personal purposes.
“GAAP” means generally accepted accounting principles in the United States as used in preparing the December 31, 2016 Financial Statements.
“Governmental Body” means any federal, state, provincial, local, municipal, foreign government or other governmental, regulatory or administrative body, instrumentality, department or agency.
“Hardware” means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, printers, color printers, laser printers and networks.
“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“IBCA” means the Iowa Business Corporation Act.
“Inactive Customer” means any inactive customer of the Business that is no longer actively purchasing from a Seller but has an outstanding accounts receivable balance with such Seller (as determined as of the date of this Agreement), each as set forth on Schedule 1.1(a), as may be updated from time to time by Purchaser.
“Indebtedness” of any Person means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business), (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (f) all amounts payable to the stockholders of such Person or

Subsidiary of such Person or other Persons affiliated with such Person, Subsidiary or their respective stockholders, (g) all obligations of the type referred to in clauses (a) through (f) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnitor Administrator” means (a) with respect to Purchaser, Purchaser and (b) with respect to any Seller, the Sellers’ Representative.
“Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including: (a) patents and applications therefor, including all continuations, divisionals, continuations-in-part and provisions and patents issuing therefrom, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”), (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, logos, emblems, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”), (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”), (d) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”), (e) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing, and (f) goodwill related to or symbolized by any of the foregoing and all franchises, licenses, permits, consents, approvals, and claims of infringement or misappropriation with respect to any of the foregoing.
“Intellectual Property Licenses” means (a) any grant by any Seller to another Person of any license, sublicense, right, permission, consent or non-assertion relating to or under any Purchased Intellectual Property and/or Purchased Technology, and (b) any grant by another Person to any Seller of any license, sublicense, right, permission, consent or non-assertion relating to or under any Intellectual Property or Technology owned by a third Person.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
“Knowledge of Purchaser” means the actual knowledge, without independent investigation other than due inquiry of Purchaser’s employees having responsibility with respect to the relevant matter, of the following individuals: [***].
“Knowledge of Sellers” means the actual knowledge, without independent investigation other than due inquiry of the Employees having responsibility with respect to the relevant matter, of the following individuals: [***].
“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or claims (including counterclaims) and, to the Knowledge of Purchaser or to the Knowledge of Sellers, as applicable, investigations by or before a Governmental Body.
“Liability” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto (including all reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, encumbrance or any other restriction or limitation whatsoever.
“Material Adverse Effect” means any event, occurrence, or change that has or would be expected to have a material adverse effect on (a) the business, assets, properties, results of operations, condition (financial or otherwise) or prospects of any Seller, taken as a whole, or of the Business, (b) the value of the Purchased Assets or the amount of Assumed Liabilities, taken as a whole, or (c) the ability of any Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Seller Documents; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions that do not disproportionately affect the Business, taken as a whole, relative to any businesses in the same or similar industry as the Business; (ii) conditions generally affecting the industries in which the Business operates, including seasonal changes, that do not disproportionately affect the Business, taken as a whole, relative to any businesses in the same or similar industry as the Business; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, provided such changes do not disproportionately affect the Business, taken as a whole, relative to any businesses in the same or similar industry as the Business,; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken), in each case with the written consent of or at the written request of Purchaser; (vi) any changes in accounting rules as of December 31, 2016 (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
by this Agreement, [***]; (viii) any natural disaster or acts of God; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures, except as otherwise provided in this definition, may be taken into account in determining whether a Material Adverse Effect has occurred).
“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by any Seller, through the date hereof consistent with past practice.
“Organizational Documents” means: (a) the certificate of incorporation, articles of incorporation or articles of association and by-laws of any corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement of any limited liability company; and (e) any amendment to any of the foregoing.
“Other Financial Assets” means certain receivables, to the extent assignable, from manufacturer incentive programs, prepaid items (including all deposits, advance payments and prepaid charges and expenses related to any of the Purchased Assets) and unamortized assets having determinable future value, all as listed in the Purchase Price Certificate to be delivered at the Closing pursuant to Section 3.3(b).
“Owned Real Property” means the real property, real property improvements, buildings, and interests in any real property, real property improvements and buildings, owned by any Seller and currently used, occupied or held for use in connection with the Business.
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
“Permitted Exceptions” means (a) exceptions, restrictions, easements, rights of way and similar encumbrances to title of real property which do not materially adversely affect the value or current use of the real property affected thereby, (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided that an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP and (c) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business and securing obligations that are Assumed Liabilities that are not material to the business, operations and financial condition of the Business Property so encumbered and that are not resulting from a breach, default or violation by Seller of any Contract or Law.
“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
“Personal Data” means (a) a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government-issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, device identifier or other persistent identifier or customer or account number, or any other piece of information that allows the identification of a natural person, (b) any applicable judicial precedent defining “Personal Data” or other information subject to the privacy laws of any jurisdiction and (c) any data or information treated or referred to as “personal data,” “personally identifiable information,” “PII” or similar term or concept in any privacy policy or other public facing statements of any Seller.
“PTO Amount” means the amount of all vested and accrued but unused personal or vacation time to which any Transferred Employee is entitled as of the Closing, which is assumed by Purchaser pursuant to Section 2.3(d).
“Purchase Premium” means [***].
“Purchased Contracts” means all Contracts related to the Business other than Excluded Contracts.
“Purchased Intellectual Property” means all Intellectual Property owned or held for use by any Seller, including all Intellectual Property related to or used in connection with the Business, and including all of the items listed on Schedule 2.1(f)-1 hereto, excluding, however, any right, title, or interest to (a) the following Marks: Dashboard Subs, Poco Espresso, and Moxie’s Pizza, or (b) any Intellectual Property owned by a third party and licensed to Sellers under the Intellectual Property Licenses as disclosed on Section 5.12(b)-1 of the Disclosure Schedule.
“Purchased Technology” means all Technology owned or held for use by any Seller, including all Technology related to or used in connection with the Business, and including all of the items listed on Schedule 2.1(f)-2 hereto, and excluding any Intellectual Property owned by a third party and licensed to Sellers under the Intellectual Property Licenses as disclosed on Section 5.12(b)-1 of the Disclosure Schedule.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.
“Remedial Action” means all actions including any capital expenditures undertaken to (a) clean up, remove, treat or in any other way address any Hazardous Material, (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) to correct a condition of noncompliance with Environmental Laws.
“Restricted Immaterial Contracts” means the Contracts listed on Schedule 1.1(b).

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
“Retained Receivables” means (a) the related party receivables set forth on Schedule 2.2(b) hereto, (b) Excluded Customer Receivables (provided, however, that Purchaser shall not sell to such customer until the earlier of (i) eighteen (18) months following the Closing Date; (ii) a change in ownership of the underlying counterparty; and (iii) the date on which the outstanding accounts receivable balance with any Seller has been paid in full or settled by Sellers) and (c) all other receivables designated by Purchaser and Sellers on Schedule 2.2(b).
“Secondary Seller Facilities” means the following facilities of Sellers: [***].
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Privacy Policy” means each external or internal, past or present privacy policy of any Seller, including any policy relating to: (a) the privacy of users of any Software (including any Website) provided or made available in connection with the Business; (b) the collection, storage, disclosure or transfer of any User Data or Personal Data; or (c) any employee information.
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) public or private websites, online portals, online services, social media pages, and mobile applications, including all domain names and social media handles associated therewith and the content thereof (collectively, “Websites”), (c) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (d) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) all documentation, including user manuals and other training documentation related to any of the foregoing.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the total voting power, whether by way of contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more of its Subsidiaries, or (c) one or more Subsidiaries of such Person.
“Tax” or “Taxes” means (a) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, net worth, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise (including any federal, provincial, state and/or local excise tax on cigarettes or other tobacco products), severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a) and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of Contract, assumption, transferee

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Seller or any of its respective Affiliates.
“Taxing Authority” means the IRS, any other Governmental Body responsible for the administration, assessment or collection of any Tax or any other Person to which any Governmental Body may have delegated the administration, assessment or collection of any Tax.
“Technology” means all Software, Hardware, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, data, databases, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all other forms of technology and embodiments thereof.
“Unsaleable Inventory” means inventory that is (a) past its applicable manufacturer’s code date, if any, (b) damaged in a manner so as to be unsaleable, (c) an item for which Purchaser has no economic sales outlet and which cannot be returned to the manufacturer, (d) an item for which there is insufficient sales demand to exhaust such inventory prior to the earlier of [***] prior to its expiration date (or in the case of inventory items for which a manufacturer provides shorter dating, a number of days prior to the expiration date that is reasonable) or the date that is [***] after the Closing Date or (e) items with no sales history in the [***] immediately preceding the Closing Date other than “in and out” promotional items.
“User Data” means any Personal Data or other data or information collected by or on behalf of any Seller from users of any Software provided or made available in connection with the Business or otherwise, including data collected from an IP address, web beacon, pixel tag, ad tag, cookie, local storage, software, or by any other means, or from a particular computer, web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact a browser or application, or to predict or infer the preferences, interests, or other characteristics of the browser or application or is otherwise used to target advertisements or other content to a browser or application.
“WARN” means the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.
1.2    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Actual Closing Amount	3.4(c)
Actual Customer Rebate Amount	3.4(c)
Actual PTO Amount	3.4(c)
Acquisition Transaction	7.6(a)
Agreement	Introductory Paragraph
Asset Acquisition Statement	2.7
Assignment and Assumption Agreement	9.1(n)
Assumed Liabilities	2.3
Balance Sheet	5.5(a)
Balance Sheet Date	5.5(a)
Bank Accounts	5.25
Business Data	5.12(n)
Business Property	5.10(a)
Business Properties	5.10(a)
Business Systems	5.12(l)
Claim	10.3(a)
Closing	4.1
Closing Adjusted Eligible Receivables	3.3(b)(iv)
Closing Date	4.1
Closing Deposits	3.3(b)(iii)
Closing Fixed Assets	3.3(b)(i)
Closing Inventory	3.3(b)(ii)
Closing Other Assets	3.3(b)(v)
Closing Statement	3.4(a)
Confidential Information	7.7(c)
Deductible	10.8(a)
Disclosure Schedule	Article V
Divestiture Action	7.4(d)
Early Release Date	3.6(a)
Employee Benefit Plans	5.14(a)
ERISA Affiliate	5.14(b)
Estimated Closing Amount	3.3(b)
Estimated Closing Purchase Price	3.3(b)
Estimated Customer Rebate Amount	3.3(b)
Estimated PTO Amount	3.3(b)
Excluded Assets	2.2

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Term	Section
Excluded Employee	8.1(d)
Excluded Liabilities	2.4
Executive Agreements	9.1(k)
Executive Employee	9.1(k)
Executive Employment Agreements	9.1(k)
Executive Non-Competition and Non-Solicitation Agreements	9.1(k)
Facility Lease Agreement	9.1(r)
Farner-Bocken	Introductory Paragraph
F-B Building	Introductory Paragraph
Financial Statements	5.5(a)
Fundamental Representations	10.1
Holdback Amount	3.6(a)
Indemnified Parties	10.2(b)
Independent Accountant	3.4(c)
Interim Statements	5.5(a)
Key Employees	9.1(l)
Loss	10.2(a)
Losses	10.2(a)
Material Contract	5.13(a)
Nonassignable Assets	2.5(c)
Notice of Claim	10.3(b)
Offered Employees	8.1(a)
Owners’ Approvals	7.1
Personal Property Leases	5.11(b)
Primary Facility Lease Agreement	9.1(r)
Purchase Price Certificate	3.3(b)
Purchased Assets	2.1
Purchaser	Introductory Paragraph
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
Real Property Lease	5.10(a)
Real Property Leases	5.10(a)
Related Persons	5.22
Representatives	7.6(a)
Revised Statements	2.7
Restricted Business	7.7(a)
Restricted Material Contract	9.1(i)
[***]	[***]
Secondary Facility Lease Agreement	9.1(r)

Term	Section
Seller Documents	5.2
Seller Estimated Statement	3.3(a)
Seller Indemnified Parties	10.2(b)
Seller Marks	7.11
Seller Permits	5.17(b)
Sellers	Introductory Paragraph
Sellers’ Representative	Introductory Paragraph
Survival Period	10.1
Tax Clearance Certificate	11.3
Termination Date	4.2(a)
Third-Party Claim	10.3(b)(ii)
Total Consideration	3.1
Transfer Taxes	11.4
Transferred Documents	2.1(i)
Transferred Employees	8.1(a)
Updated Employee List	8.1(a)

1.3    Other Definitional and Interpretive Matters.
(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)    Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(ii)    Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
(iii)    Exhibits/Schedules/Disclosure Schedule. The Exhibits, Schedules and the Disclosure Schedule to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits, Schedules and the Disclosure Schedule annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. All information disclosed in any Exhibit or Schedule shall be deemed to be disclosed in any other Exhibit or Schedule which contains a specific cross-reference to such information.
(iv)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(v)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
(vi)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(vii)    Including. The word “including” or any variation thereof means “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
2.1    Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates), or cause to be sold, transferred, assigned, conveyed and delivered to Purchaser (or its designated Affiliate or Affiliates) all of Sellers’ right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, going concern value, rights and claims of any Seller related to the Business, wherever situated and of whatever kind and nature, personal, tangible or intangible, whether or not reflected on the books and records of any Seller (other than the Excluded Assets), including each of the following assets:
(a)    all tangible personal property used in the Business, including Furniture and Equipment;
(b)    all inventory, including all cigarette and tobacco stamp tax inventory to the extent such stamp inventory may be transferred, and all inventory purchased in the Ordinary Course of Business in transit to any Seller for which such Seller has made payment in advance, if, but only if, Purchaser has received reasonably satisfactory evidence that the full cost of such inventory has been paid in full and that, with respect to such inventory, either all associated freight, handling and other incidental costs have been paid in full or adequate provision for such freight, handling and all other incidental costs has been made;

(c)    all of the trade accounts receivable (other than the Retained Receivables) and Other Financial Assets of any Seller related to the Business;
(d)    the interests of any Seller as the lessee under all leases of equipment, vehicles, buildings and other assets used in the Business;
(e)    all rights of any Seller under each Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;
(f)    the Purchased Intellectual Property and the Purchased Technology, including all of the Intellectual Property listed on Schedule 2.1(f)-1 and all of the Purchased Technology listed on Schedule 2.1(f)-2;
(g)    all rights of any Seller under the Purchased Contracts, including all claims or causes of action with respect to the Purchased Contracts (including all rights of any Seller under open purchase orders issued prior to the Closing Date in the Ordinary Course of Business);
(h)    all claims, causes of action and Legal Proceedings of any Seller against other Persons to the extent relating to the Purchased Assets;
(i)    all Documents that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, Purchased Technology, personnel files for all Transferred Employees, customer resale certificates and all files, customer files and documents (including credit information), customer lists, supplier lists, records, literature and correspondence, whether or not physically located on any of the premises of any Seller, but excluding personnel files for Employees who are not Transferred Employees (collectively, the “Transferred Documents”);
(j)    to the extent transferable, all Permits, including Environmental Permits, used by any Seller in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights, and incidents of interest therein;
(k)    all supplies owned by any Seller and used in connection with the Business;
(l)    all rights of any Seller under or pursuant to all warranties, representations, guarantees and rights of return made or granted by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to the Business or to the extent affecting any Purchased Assets (including all rights of return relating to inventory);
(m)    to the extent transferable, all rights of any Seller in, to and under any and all manufacturers’ sales incentives, rebates, allowances and other similar programs related to the Business;
(n)    to the extent transferable, all customer guarantees, customer notes, security agreements, UCC financing statements, customer deposits or collateral, tenant deposits under assumed leases and other agreements, filings or property securing customer obligations or tenant obligations under assumed leases, excluding any of the foregoing that pertain solely to Retained Receivables;
(o)    the “ledger funds” and unavailable funds in the Bank Accounts at the Closing, to the extent that any of the foregoing have been posted and have reduced any Seller’s accounts receivable sub ledger or related asset account balance;
(p)    all prepaid items, claims and choses in action;
(q)    all deposits, advance payments and prepaid charges and expenses related to any of the Purchased Assets; and
(r)    the other assets, including intangible assets, set forth on Schedule 2.1(r).
The Purchased Assets shall include all of the assets to which value is attributed in preparing the Purchase Price Certificate to be delivered pursuant to Section 3.3(b).
2.2    Excluded Assets. Nothing herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and each applicable Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:
(a)    all cash and cash equivalents other than the “ledger funds” and unavailable funds in the Bank Accounts;
(b)    the Retained Receivables;
(c)    all rebates, refunds, credits and returns due from or to vendors and earned prior to the Closing;
(d)    the Excluded Contracts;
(e)    all minute books, Organizational Documents, ownership registers, financial records of F-B Building and such other books and records of any Seller as pertain to ownership, organization or existence of any Seller and duplicate copies of such records as are necessary to enable any Seller to file Tax Returns;
(f)    all other assets in existence as of the Closing expressly excluded from the definition of Purchased Assets, including any cigarette and tobacco stamp tax inventory that is not transferrable or identified as unsaleable and non-transferable manufacturers sales incentives, rebates, allowances and other similar programs;
(g)    Tax refunds, Tax deposits and Tax Returns in respect of pre-Closing periods (other than any such items that are listed as Other Financial Assets on the Purchase Price Certificate, which are effectively assigned to Purchaser and for which payment is made in accordance with Article III);

(h)    all insurance premiums, policies, contracts and coverage obtained by any Seller and all rights to insurance proceeds and the recoveries from any contracts of insurance, indemnity or similar agreement;
(i)    to the extent not transferable, all rights of any Seller in, to and under any and all manufacturers sales incentives, rebates, allowances and other similar programs;
(j)    any Owned Real Property and any other land, land improvements and buildings, each as set forth on Schedule 2.2(j); and
(k)    other excluded assets set forth on Schedule 2.2(k).
2.3    Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, the following (and only the following) liabilities of Sellers (collectively, the “Assumed Liabilities”):
(a)    all Liabilities of any Seller under the Purchased Contracts, but only to the extent that such Liabilities arise out of or relate to the operation of the Business from and after the Closing Date;
(b)    accrued Liabilities outstanding at the Closing for customer credits, but only to the extent such amounts have reduced the Closing Adjusted Eligible Receivables pursuant to Section 3.3(b)(iv);
(c)    obligations arising after the Closing Date under any Seller’s customer return policy, as set forth on Schedule 2.3(c), for goods sold under any such policy by any Seller prior to the Closing, provided that such goods are returned in the Ordinary Course of Business and are either returnable by Purchaser to the manufacturer for full credit or are suitable for resale; and
(d)    with respect to any Transferred Employees, the vested and accrued but unused personal or vacation time to which such Transferred Employee is entitled as of the Closing.
2.4    Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities. Each Seller shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of any Seller, other than the Assumed Liabilities, including the following Liabilities:
(a)    all Liabilities in respect of any products sold and/or services performed by any Seller on or before the Closing Date irrespective of whether such claims are made prior to or after the Closing, except for the obligations assumed by Purchaser under Section 2.3(b) and the obligation to accept product returns in the Ordinary Course of Business under any Seller’s product return policy to the extent provided in Section 2.3(c);
(b)    all accounts payable, including open receivers and any accounts payable relating to expenses of any Seller in connection with this Agreement and the transactions contemplated hereby;
(c)    all Environmental Costs and Liabilities, including those related to (i) the ownership, use, occupancy or operation by any Seller of (A) the Business Properties (or any condition thereon) on or prior to the Closing Date (including (1) the Release or continuing Release (if existing as of the Closing) of any Hazardous Material, regardless of by whom or (2) any noncompliance with Environmental Laws), (B) the Business on or prior to the Closing Date or (C) the Excluded Assets or any other real property formerly (i.e., prior to the date of this Agreement but no longer) owned, operated, leased or otherwise used by any Seller, except as may otherwise be set forth in a Facility Lease Agreement, or (ii) the offsite transportation, storage disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of any Seller prior to and through the Closing Date;
(d)    except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by any Seller or any Affiliates of any Seller of any individual on or before the Closing Date (except as provided by Section 2.3(d)), (ii) workers’ compensation claims against any Seller, and related collateral arrangements, that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, provided, however, that Purchaser shall make reasonable accommodations in facilitating the return to work of any Transferred Employee following the Closing Date, or (iii) any Employee Benefit Plan;
(e)    all Liabilities arising out of, under or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of such Contracts with respect to any period prior to the Closing;
(f)    all Liabilities arising out of, under or in connection with any Indebtedness of any Seller, including all bank debt and all debt payable to any partners, members, owners, shareholders or other stakeholders of any Seller or Affiliates of any Seller;
(g)    all off-balance sheet Liabilities, including any obligations under interest rate and other hedge or swap arrangements;
(h)    all Liabilities due to any partners, members, owners, shareholders or other stakeholders of any Seller or Affiliates of any Seller;
(i)    all Liabilities related to activities of any Seller not related to the Business;
(j)    all Liabilities for (i) Taxes of any Seller and its respective shareholders or members, (ii) Transfer Taxes, (iii) Taxes that relate to the Purchased Assets or the Assumed Liabilities (including excise Taxes) for taxable periods (or portions thereof) ending on or before the Closing Date, including Taxes allocable to any Seller pursuant to Section 11.1, (iv) payments under any Tax allocation, sharing or similar agreement (whether oral or written) and (v) Taxes relating to Excluded Assets or Excluded Liabilities;
(k)    all Liabilities in respect of the operation of the Business on or prior to the Closing Date, excluding any Assumed Liabilities;
(l)    all Liabilities relating to any dispute with any client, customer or vendor of the Business existing as of the Closing Date or based upon, relating to or arising out of events, actions or failures to act prior to the Closing Date;
(m)    all Liabilities of any Seller under any non-competition or similar agreements limiting the business or other operations of such Seller;

(n)    all Liabilities arising under Contracts related to the acquisition, merger or similar agreements relating to the acquisition of a business, material assets or the capital stock of any other Person;
(o)    all Liabilities arising from pending insurance premium audits or future premium audits under insurance policies of any Seller, in each case with respect to any period prior to the Closing;
(p)    all Liabilities related to any action or investigation by a Governmental Body in respect of the operation of the Business on or prior to the Closing Date;
(q)    all Liabilities in respect of the operation of the Business on or prior to the Closing Date arising under any Laws establishing, controlling or regulating permissible sales practices and/or minimum, maximum, or selling prices of products;
(r)    all transactions or other arrangements with Related Persons; and
(s)    all Liabilities relating to or arising from any of the Excluded Assets.
2.5    Further Conveyances and Assumptions; Consent of Third Parties.
(a)    At any time and from time to time following the Closing and except as prohibited by Law, each Seller shall, and shall cause its Affiliates to, make available to Purchaser such data in personnel records of the Transferred Employees as is reasonably necessary for Purchaser to transition such Employees into Purchaser’s records.
(b)    At any time and from time to time following the Closing, each of the Sellers and Purchaser shall, and shall cause its respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to each Seller, its Affiliates and their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
(c)    Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third-party or a Governmental Body or is cancelable by a third-party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Each Seller shall, and shall cause each of its Affiliates to, cooperate with Purchaser at its request to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained (and, with respect to any Restricted Material Contract that has not been assigned, if Purchaser has elected to waive such assignment as a condition precedent to Purchaser’s obligations to consummate the transactions contemplated hereby), such Nonassignable Assets shall be held, as of and from the Closing Date, by the applicable Seller or applicable Affiliate of

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
such Seller in trust for Purchaser, and the covenants and obligations thereunder shall be performed by Purchaser in such applicable Seller’s or Affiliate’s name, and all benefits and obligations existing thereunder shall be for Purchaser’s account. To the extent permitted by applicable Law, each Seller shall take or cause to be taken at such Seller’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and such Seller or applicable Affiliate of such Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, each Seller, on behalf of itself and its Affiliates, authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, to perform all of the obligations and receive all of the benefits of such Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser as its attorney-in-fact to act in its name on its behalf or in the name of such Seller or Affiliate of such Seller and on such Seller’s or Affiliate’s behalf with respect thereto. Subject to the foregoing, [***].

2.6    Proration of Certain Expenses. Subject to Section 11.1 with respect to Taxes, and except as may otherwise be set forth in a Facility Lease Agreement, all rents and other payments (including any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets shall be prorated between Sellers, on the one hand, and Purchaser, on the other hand, as of the Closing Date. Sellers shall be jointly and severally responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Closing Date. Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the Real Property Leases or any such other leases (in each case that are Purchased Assets) after the Closing Date. In addition, all payments due to utility services, telephone services, postage and other monthly service and similar agreements shall be prorated between Sellers, on the one hand, and Purchaser, on the other hand, as of the Closing Date. Sellers shall be jointly and severally responsible for amounts due for utility and other services provided up to and including the Closing Date and Purchaser shall be responsible for amounts due for utility and other services provided after the Closing Date. Purchaser or any Seller (as applicable) shall pay the full amount of any valid invoices under such utility or other services or leases received by it and shall be promptly reimbursed by the other party for such party’s share of such expenses. Notwithstanding the foregoing, Sellers shall be jointly and severally responsible for all liabilities relating to any pending insurance premium or any other audits, including any future audits, due on insurance policies of any Seller.
2.7    Receivables. Each Seller shall provide reasonable assistance to Purchaser in the collection of accounts receivable. If any Seller shall be credited with, receive the benefit of or receive payment with respect to accounts receivable or other amounts that are included in the Purchased Assets, then such Seller shall promptly forward such payment or value of such credit or benefit to Purchaser. If Purchaser shall receive payment of any Retained Receivable, Purchaser shall promptly forward such payment to the Sellers’ Representative. In order to minimize the need

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
for such corrective activity in the future, either party may request the other to join in one or more joint notices to specified third parties, directing such parties to make all or specified future payments directly to the Sellers’ Representative or Purchaser, as applicable. [***].
2.8    Purchase Price Allocation. Not later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Sellers’ Representative a copy of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Total Consideration among the Purchased Assets, as determined in accordance with the statement attached hereto as Exhibit B (the “Purchase Price Allocation Statement”) and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state or local Law, as appropriate). Each Seller shall cooperate with Purchaser as requested in the preparation of the Asset Acquisition Statement. Purchaser shall prepare and deliver to the Sellers’ Representative revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). The Total Consideration paid by Purchaser for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last of the Revised Statements provided by Purchaser to the Sellers’ Representative. For purposes of this Section 2.7, the Purchased Assets to be treated as intangible assets as provided in Section 197 of the Code shall not include the covenant not to compete as set forth in Section 7.7 and the non-competition/non-solicitation agreements of the holders of capital stock or other equity or voting securities of each of the Sellers contemplated by Section 9.1(s), as the same are not intended to be compensatory in nature but rather sought to protect Purchaser’s investment in the acquired goodwill as evidenced by the Purchase Premium, and as no separate consideration being paid therefor.
2.9    Withholding. Notwithstanding any other provision in this Agreement, Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or other applicable Laws. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III

CONSIDERATION
3.1    Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to the Final Purchase Price (subject to the withholding of the Holdback Amount), and (b) the assumption of the Assumed Liabilities (the “Total Consideration”).
3.2    Payment of Purchase Price. On the Closing Date, Purchaser shall pay, or cause to be paid, the Estimated Closing Purchase Price (less the Holdback Amount) by:

(a)    transferring to the parties entitled thereto amounts sufficient to pay in full all obligations secured by liens on any of the Purchased Assets unless such liens have been terminated at the Closing without requiring such payment; and

(b)    transferring to the Sellers’ Representative the balance of the Estimated Closing Purchase Price (as reduced for any payments made pursuant to Section 3.2(a)), less the Holdback Amount, by wire transfer of immediately available funds into an account to be designated by Sellers in writing not fewer than three (3) Business Days prior to the Closing Date.
3.3    Estimated Closing Book Value Amounts.
(a)    On or prior to 3:00 p.m. Eastern Time on the Friday prior to the Closing, Sellers will have delivered to Purchaser a statement in the form attached hereto as Exhibit C (the “Seller Estimated Statement”) setting forth Sellers’ good faith estimate of (i) the Closing Amount, (ii) the PTO Amount, (iii) the Customer Rebate Amount and (iv) the Closing Purchase Price based on the foregoing items.
(b)    Following the receipt of the Seller Estimated Statement and prior to the Closing, Purchaser and Sellers shall (x) conduct a physical inventory satisfactory to Purchaser and Sellers and a review of Sellers’ financial and accounting records, in each case conducted as close to the Closing Date as reasonably practicable, and (y) agree in good faith on an estimate of (1) the Closing Amount (the “Estimated Closing Amount”), (2) the PTO Amount (the “Estimated PTO Amount”), (3) the Customer Rebate Amount (the “Estimated Customer Rebate Amount”), and (4) the Closing Purchase Price based on the foregoing items (the “Estimated Closing Purchase Price”). Such estimates shall be jointly developed by Purchaser and Sellers, and the Estimated Closing Purchase Price shall not be final until Purchaser and Sellers have agreed as to such calculations. In computing the Estimated Closing Purchase Price, and the items included in such calculation, no value shall be given to any Excluded Assets. When agreed, the Estimated Closing Amount, the Estimated PTO Amount, the Estimated Customer Rebate Amount and the Estimated Closing Purchase Price shall be embodied in a Purchase Price Certificate substantially in the form of Exhibit D (the “Purchase Price Certificate”) to be executed by Purchaser and Sellers. The Estimated Closing Amount shall be comprised of Purchaser and Sellers’ agreed upon, good faith estimates of:
(i)    the book value (to be determined in accordance with GAAP, consistently applied) at the Closing of Sellers’ fixed assets required to operate the Business (which shall be listed on a fixed asset schedule delivered to Purchaser at the Closing and exclusive of any fixed assets that are Excluded Assets) (the “Closing Fixed Assets”);
(ii)    the book value (as determined using FIFO methodology consistent with Seller's historical practices and GAAP, before the application of any LIFO reserves made by Sellers) at the Closing of Sellers’ inventory (the “Closing Inventory”), net of manufacturers

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
incentive allowances and rebates for all items, net of cash discounts for all cigarette items, net of [***] of all cash discounts and/or stamping allowances on all cigarette tax stamp items, and net of an allowance equal to [***] of all non-cigarette and non-cigarette stamp items (to reflect cash discounts not reflected in Sellers’ item unit costs), as reflected in Sellers’ acquisition cost field in Sellers’ inventory system; provided, however, that there shall be a reserve not to exceed [***] against the book value of Sellers’ inventory to account for Unsaleable Inventory and inventory of any Inactive Customer;
(iii)    the amount of Sellers’ deposits on inventories (to be determined prior to the Closing) at the Closing for goods in transit or prepaid, subject to adjustment for the inventory being delivered to Purchaser in good and marketable condition, to the extent not included the Closing Inventory or the Closing Other Assets, respectively (the “Closing Deposits”);
(iv)    the book value as of the Closing of Sellers’ Adjusted Eligible Receivables, determined in accordance with GAAP as calculated in accordance with Schedule 3.3(b)(iv) (the “Closing Adjusted Eligible Receivables”); and
(v)    the book value as of the Closing of Sellers’ Other Financial Assets (which shall be listed on a schedule of Other Financial Assets agreed to by Purchaser at the Closing), determined in accordance with GAAP consistent with past practice (the “Closing Other Assets”).
3.4    Post-Closing Price Adjustment.
(a)    As promptly as practicable, but no later than one hundred twenty (120) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Sellers’ Representative a closing statement (the “Closing Statement”) setting forth Purchaser’s calculation of the Closing Amount, the PTO Amount and the Customer Rebate Amount as of 12:01 A.M. Eastern Time on the Closing Date.
(b)    If the Sellers’ Representative disagrees with Purchaser’s calculation of the Closing Amount, the PTO Amount and the Customer Rebate Amount delivered pursuant to Section 3.4(a), the Sellers’ Representative may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Purchaser disagreeing with such calculation and setting forth the Sellers’ Representative’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Sellers’ Representative disagrees and the reason for such disagreement, and the Sellers’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of the Closing Amount, the PTO Amount and the Customer Rebate Amount delivered pursuant to Section 3.4(a). If the Sellers’ Representative fails to deliver a notice of disagreement within the specified period, the Sellers’ Representative shall be deemed to have agreed with all items and amounts contained in the Closing Statement and the calculation of the Closing Amount, the PTO Amount and the Customer Rebate Amount delivered pursuant to Section 3.4(a).
(c)    If a notice of disagreement shall be duly delivered pursuant to Section 3.4(b), Purchaser and the Sellers’ Representative shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Amount, the PTO Amount and the Customer Rebate Amount, which amounts shall not be less than the amounts thereof shown in Purchaser’s calculation delivered pursuant to Section 3.4(a) nor more than the amounts thereof shown in the Sellers’

Representative’s calculation delivered pursuant to Section 3.4(b). If the parties so resolve all disputes, the computation of the Closing Amount, the PTO Amount and the Customer Rebate Amount, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If during such period Purchaser and the Sellers’ Representative are unable to reach an agreement, they shall promptly thereafter cause Grant Thornton LLP (or if unable or unwilling to accept its mandate, an independent accountant to be mutually agreed upon by Purchaser and the Sellers’ Representative) (Grant Thornton LLP or such other independent accounting firm, as the case may be, the “Independent Accountant”), to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Amount, the PTO Amount and the Customer Rebate Amount (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and Purchaser’s calculation of the Closing Amount, the PTO Amount and the Customer Rebate Amount as to which the Sellers’ Representative has disagreed. The Independent Accountant shall deliver to Purchaser and the Sellers’ Representative, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon Purchaser, the Sellers’ Representative and Sellers, absent manifest error. The fees, costs and expenses of the Independent Accountant’s review and report shall be borne by Purchaser and the Sellers’ Representative in the same proportion that the dollar amount of the disputed items and amounts which are not resolved in favor of Purchaser or the Sellers’ Representative, as applicable, bears to the total dollar amount of disputed items and amounts resolved by the Independent Accountant. For illustration purposes only, (i) if the total disputed amount by the Sellers’ Representative is $1,000, and the Sellers’ Representative is awarded $500 by the Independent Accountant, Purchaser and the Sellers’ Representative shall bear the Independent Accountant’s fees, costs and expenses equally or (ii) if the total disputed amount by the Sellers’ Representative is $1,000, and the Sellers’ Representative is awarded $250 by the Independent Accountant, the Sellers’ Representative shall bear seventy-five percent (75%) and Purchaser shall bear twenty-five percent (25%) of the Independent Accountant’s fees, costs and expenses. Each of Purchaser and the Sellers’ Representative shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 3.4(c). The Closing Amount, the PTO Amount and the Customer Rebate Amount, as finally determined by agreement by the parties and/or by the Independent Accountant as provided in this Section 3.4, shall be referred to herein as the “Actual Closing Amount,” the “Actual PTO Amount” and the “Actual Customer Rebate Amount”, respectively.
(d)    Purchaser and the Sellers’ Representative shall, and shall cause their respective representatives to, reasonably cooperate and assist in the preparation of the Closing Statement, the calculation of the Closing Amount, the PTO Amount and the Customer Rebate Amount and the conduct of the review referred to in this Section 3.4, including the making available of books, records, work papers and personnel to the extent necessary.
(e)    If the Final Purchase Price is less than the Estimated Closing Purchase Price, the Sellers’ Representative shall pay, or cause to be paid, to Purchaser, in the manner provided in Section 3.4(f), the amount of such difference. If the Final Purchase Price is more than the Estimated Closing Purchase Price, Purchaser shall pay, or cause to be paid, to the Sellers’ Representative, in the manner provided in Section 3.4(f), the amount of such difference.

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
(f)    Any payment pursuant to Section 3.4(e) shall be made at a mutually convenient time and place within three (3) Business Days after the Final Purchase Price has been finally determined by wire transfer by Purchaser or the Sellers’ Representative, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.
(g)    The parties agree and acknowledge that any payment pursuant to Section 3.4(e) will be treated by the parties as an adjustment to the aggregate consideration paid in the transactions contemplated by this Agreement.
3.5    Certain Funds in Bank Accounts. At the Closing, in addition to the Estimated Closing Purchase Price, Purchaser shall pay to the Sellers’ Representative the amount (if any) of the “ledger funds” and unavailable funds in the Bank Accounts at the Closing, to the extent that any of the foregoing have been posted and have reduced any Seller’s accounts receivable sub ledger or related asset account balance.
3.6    Holdback.
(a)    At the Closing, Purchaser shall hold back from the payment of the Estimated Closing Purchase Price an amount equal to [***] (the “Holdback Amount”). The Holdback Amount shall be held by Purchaser or an Affiliate of Purchaser to satisfy any amounts due from any Seller for any claim for indemnification pursuant to Article X. The Holdback Amount shall be released to the Sellers’ Representative for the benefit of Sellers in equal installments on each anniversary of the Closing Date over the two (2) years following the Closing Date (each, an “Early Release Date”); provided, however, that Purchaser shall be permitted to withhold from any scheduled disbursement from the Holdback Amount any amounts subject to a Claim made in good faith pursuant to Article X (but only for so long as such indemnification claims remain outstanding and only for the amounts remaining in dispute). The Holdback Amounts shall be attributable to the Purchase Premium in allocating the Total Consideration among the Purchased Assets pursuant to Section 2.7.
(b)    In the event amounts are withheld from disbursement to the Sellers’ Representative on an Early Release Date because of an unresolved claim for indemnification by Purchaser, as each such unresolved or unsatisfied claim for indemnification is finally resolved or satisfied in accordance with the provisions of Article X, any remaining portion of the scheduled early release shall be disbursed to the Sellers’ Representative. [***].
ARTICLE IV

CLOSING AND TERMINATION
4.1    Closing Date. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) shall occur on a mutually agreeable Monday that is a Business Day after all of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, and, subject to the

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
foregoing, shall take place at such time to be specified by the parties (the “Closing Date”); provided, that the Closing shall occur no sooner than the date which is ten (10) Business Days after the satisfaction of the conditions set forth in Section 9.1(e), Section 9.1(f), Section 9.1(g), Section 9.2(c), Section 9.2(d) and Section 9.2(e) (solely related to the HSR Act or any other applicable Competition Laws). The Closing shall take place at the offices of Davis, Brown, Koehn, Shors & Roberts, P.C. located at 215 10th Street, Suite 1300, Des Moines, IA 50309 (or at such other place as the parties may designate in writing). The Closing shall be deemed effective as of 12:01 A.M. Eastern Time on the Closing Date.
4.2    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
(a)    by Sellers or Purchaser on or after [***] (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that, in the event that the conditions set forth in Section 9.1(e), Section 9.1(f), Section 9.1(g) (solely related to the HSR Act or any other applicable Competition Laws), Section 9.2(c), Section 9.2(d) and Section 9.2(e) (solely related to the HSR Act or any other applicable Competition Laws), have not been satisfied on or prior to the Termination Date, but all other conditions set forth in Article IX have been have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing provided that each such condition is then capable of being satisfied at a Closing on such date) on or prior to the Termination Date, then the Termination Date shall be extended without further action by the parties to [***] after the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 4.2(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to occur by the Termination Date;
(b)    by mutual written consent of Sellers and Purchaser;
(c)    by Purchaser if there has been an event, change or occurrence that, individually or in the aggregate with any such other events, changes, occurrences or circumstances, has a Material Adverse Effect;
(d)    by Sellers or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 4.2(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;
(e)    by Purchaser if any Seller shall have materially breached or failed to perform in all material respects any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of any Seller shall have become untrue in any material respect, in either case, such that the conditions set forth in Section 9.1(a) or Section 9.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) days following receipt by the Sellers’ Representative of notice of such breach from Purchaser;

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
(f)    by Sellers if Purchaser shall have materially breached or failed to perform in all material respects any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue in any material respect, in either case, such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) days following receipt by Purchaser of notice of such breach from the Sellers’ Representative;
(g)    by Purchaser if the Owners’ Approvals are not delivered to Purchaser within twenty-four (24) hours after the execution of this Agreement by Purchaser, Sellers, and the Sellers’ Representative; or
(h)    by Purchaser if any Seller delivers a [***].
4.3    Procedure Upon Termination. In the event of termination of this Agreement by Purchaser or Sellers pursuant to Section 4.2, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall thereupon terminate, and the purchase of the Purchased Assets hereunder shall be deemed abandoned, without further action by Purchaser or Sellers.
4.4    Effect of Termination. In the event that this Agreement is validly terminated as provided herein, each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination, and such termination shall be without liability to any party hereto; provided, however, that the obligations of the parties set forth in this Section 4.4 and Article XII shall survive any such termination and shall be enforceable hereunder, and nothing in this Section 4.4 shall relieve any party hereto of any Liability for willful breach of this Agreement, intentional misrepresentation or fraud.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as disclosed in a document of even date herewith and delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement and referring by numbered section (and, where applicable, by lettered subsection) to the representations and warranties in this Article V (the “Disclosure Schedule”), Sellers hereby jointly and severally represent and warrant to Purchaser as of the date hereof and as of the Closing Date as follows; provided, however, that any information set forth in a Section or subsection of the Disclosure Schedule shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding Section or subsection of this Agreement and any other Section or subsection of this Agreement, where it is reasonably apparent on the face of such information that such information applies to such other Section or subsection:
5.1    Organization and Good Standing. Each Seller is duly organized, validly existing and in good standing under the laws of the State of Iowa, and has all requisite power and authority to own, lease and operate its properties and to carry on the Business in the manner and in the states where such properties are owned or leased and where the Business is currently conducted by it. Each Seller is duly qualified or authorized to do business and is in good standing under the laws of each state in which it owns or leases real property and each other state in which the conduct of the Business or the ownership of its properties requires such qualification or authorization, which such states are set forth in Section 5.1 of the Disclosure Schedule. Each Seller has Delivered to Purchaser true, complete and correct copies of such Seller’s Organizational Documents as in effect on the date hereof. All such Organizational Documents are in full force and effect and no Seller is in violation of any of their respective provisions in any material respect.

5.2    Authorization of Agreement. Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of such Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller, as applicable, and (assuming the due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors rights generally and by general principles of equity.
5.3    Subsidiaries. Except as set forth in Section 5.3 of the Disclosure Schedule, no Seller has any Subsidiaries nor does any Seller own, directly or indirectly, any capital stock, equity or other ownership interest in any other Person.
5.4    Conflicts; Consents of Third Parties.
(a)    Except as set forth in Section 5.4(a) of the Disclosure Schedule, none of the execution and delivery by any Seller of this Agreement or of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by any Seller with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of any Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of any Seller under any provision of (i) the Organizational Documents of any Seller, (ii) any Contract or Permit to which any Seller is a party or by which any of the properties or assets of any Seller are bound, (iii) any Order applicable to any Seller or by which any of the properties or assets of any Seller are bound or (iv) any applicable Law.

(b)    Except as set forth in Section 5.4(b) of the Disclosure Schedule, no consent, waiver, Order, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by any Seller with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by any Seller of any other action contemplated hereby or thereby, except for (A) any filings required to be made under the HSR Act and (B) any filings related to state tax stamp transfers and/or refunds, consents to transfer the cigarette inventory and stamping of inventory on behalf of Purchaser, in each case as set forth in Section 5.4(b) of the Disclosure Schedule.
5.5    Financial Statements.
(a)    Set forth in Section 5.5 of the Disclosure Schedule are (i) the audited consolidated balance sheets of Sellers as at January 3, 2015 and January 2, 2016, and December 31, 2016 and the related audited consolidated statements of income, changes in equity and of cash flows (and related footnotes) of Sellers for the years then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”), and (ii) the unaudited consolidated balance sheet of Sellers as at March 25, 2017 and the related unaudited consolidated statement of income and changes in equity of Sellers for the twelve (12) week period then ended (such statements, including any schedules thereto, are referred to herein as the “Interim Statements”). Each of the Financial Statements (A) is complete and correct in all material respects, (B) has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and (C) presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Sellers as at the dates and for the periods indicated. Each of the Interim Statements (1) is complete and correct in all material respects, (2) has been prepared in accordance with GAAP and consistent with past practices of Seller, and (3) presents fairly in all material respects the consolidated financial position and results of operations of Sellers as at the dates and for the periods indicated, in each case, except for the omission of all footnote disclosures, the omission of cash flow statements and with respect to the calculation of LIFO reserves.
For the purposes hereof, the consolidated balance sheet of Sellers as at December 31, 2016 is referred to as the “Balance Sheet” and December 31, 2016 is referred to as the “Balance Sheet Date.”
(b)    Each Seller makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets.
5.6    No Undisclosed Liabilities. Except as set forth in Section 5.6 of the Disclosure Schedule, no Seller has any Indebtedness or Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP other than (a) those that arise out of or relate to the Business and are reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, and (b) those that have been incurred in the Ordinary Course of Business since the Balance Sheet Date.

5.7    Title to Purchased Assets; Possession. Sellers collectively own and have good title to each of the Purchased Assets, free and clear of all Liens other than those to be satisfied by any Seller at the Closing and Permitted Exceptions. The Purchased Assets together with the Owned Real Property leased to Purchaser in connection with the transactions contemplated hereby constitute all of the assets used in or held for use in the Business that are owned by Sellers and are sufficient for the conduct of the Business as presently conducted. Sellers will deliver (or otherwise make available) possession of all of the Purchased Assets to Purchaser on the Closing Date.
5.8    Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in Section 5.8 of the Disclosure Schedule by reference to the applicable subsection of this Section 5.8, since the Balance Sheet Date, (a) each Seller has conducted the Business only in the Ordinary Course of Business and (b) there has not been any event, change or occurrence that, individually or in the aggregate with any such other events, changes, occurrences or circumstances, has a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 5.8 of the Disclosure Schedule, since the Balance Sheet Date:
(i)    there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $10,000 for any single loss or $50,000 for all such losses;
(ii)    no Seller has (a) awarded or paid any bonuses to Former Employees or Employees, except to the extent accrued on the Balance Sheet, or (b) other than in the Ordinary Course of Business, entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any Seller’s members, directors, officers, Employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such members, directors, officers, Employees, agents or representatives;
(iii)    there has not been any change by any Seller in accounting or Tax reporting principles, methods or policies;
(iv)    no Seller has made, changed or rescinded any election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law, made any change to any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its most recently filed federal Tax Returns, in each case, to the extent related to the Business or the Purchased Assets;
(v)    no Seller has failed to promptly pay and discharge current Liabilities except for Liabilities not material in amount or that are disputed in good faith by appropriate proceedings;

(vi)    no Seller has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;
(vii)    no Seller has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of any Seller, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;
(viii)    no Seller has canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Business or the Purchased Assets;
(ix)    no Seller has issued, created, incurred, assumed or guaranteed any Indebtedness except in the Ordinary Course of Business;
(x)    no Seller has made or committed to make any capital expenditures in excess of $25,000 individually or $75,000 in the aggregate;
(xi)    no Seller has instituted, settled or compromised any pending or threatened Legal Proceeding relating to the Business or the Purchased Assets except in the Ordinary Course of Business (for the avoidance of doubt, the settlement or other disposition of workers’ compensation and automobile liability claims shall be considered done in the Ordinary Course of Business if such claim results in a payment by a Seller that is less than the sum of the accrued reserve for such claim as of the Balance Sheet Date plus $100,000);
(xii)    no Seller has made any loan to, or entered into any other transaction with, any of its respective shareholders or members, Affiliates, officers, directors, members or Employees, except for any advances made to Employees in the Ordinary Course of Business;
(xiii)    no Material Contract, Real Property Lease or Personal Property Lease has been terminated or amended or modified in any material respect; and
(xiv)    no Seller has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.8.
5.9    Taxes.
(a)    (i) All Tax Returns required to be filed by or on behalf of any Seller or any affiliated group of which any Seller is or was a member relating to the Business or the Purchased

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Assets have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects and (ii) all Taxes relating to the Business or the Purchased Assets have been fully and timely paid, other than Taxes that will not impose any liability on Purchaser or result in any Lien on the Purchased Assets after the Closing.
(b)    Except as set forth in Section 5.9(b) of the Disclosure Schedule, all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns relating to the Purchased Assets or the Business have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has any Seller received any written notice (or any oral notice) from any Taxing Authority that it intends to conduct such an audit or investigation relating to the Purchased Assets or the Business.
(c)    Section 5.9(c) of the Disclosure Schedule lists all types of Taxes paid, and all types of Tax Returns filed, by or on behalf of any Seller in connection with, or with respect to, the Purchased Assets or the Business. Sellers have made available complete copies of all Tax Returns relating to the Purchased Assets or the Business [***].
(d)    Each Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and remitted to the appropriate Taxing Authorities all amounts required to be so withheld and remitted under all applicable Laws.
(e)    No claim has been made by a Taxing Authority in a jurisdiction in which any Seller does not currently file a Tax Return such that any Seller is or may be required to file a Tax Return or subject to taxation by that jurisdiction.
(f)    No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) with respect to the Business or the Purchased Assets has been executed or filed with any Taxing Authority by or on behalf of any Seller. Except as set forth in Section 5.9(f) of the Disclosure Schedule, no Seller has requested any extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets, which Tax Return has since not been filed.
(g)    There are no Liens for Taxes upon the Purchased Assets.
(h)    No Seller is a “foreign person” within the meaning of section 1445 of the Code.
(i)    None of the Purchased Assets is an equity interest in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income Tax purposes.
(j)    No issue has been raised by written inquiry of any Governmental Body which would reasonably be expected to affect the Tax treatment of the Purchased Assets or the Business in any taxable period (or portion thereof) ending after the Closing Date.

(k)    No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets or the Business that would, in any manner, bind, obligate or restrict Purchaser.
(l)    No Seller has executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any Seller, that would be binding on Purchaser for any taxable period (or portion thereof) ending after the Closing Date.
(m)    Farner-Bocken has been a validly-electing S corporation within the meanings of Sections 1361 and 1362 of the Code and corresponding state statutes at all times since April 25, 1999, and Farner-Bocken will be an S corporation from the date hereof through the Closing Date.
(n)    None of the Purchased Assets or any property used in the Business is (i) property required to be treated as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) property of the type described in section 168(g)(1)(A) of the Code with respect to which any Seller or any of its Affiliates has claimed depreciation deductions in determining its U.S. federal income Tax liability or (vi) subject to any provision of Law comparable to any of the provisions listed above.
5.10    Real Property.
(a)    Section 5.10(a)-1 of the Disclosure Schedule sets forth a complete list of the Owned Real Property. Section 5.10(a)-2 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by any Seller in connection with the Business (other than in respect of the Owned Real Property) (together with the Owned Real Property, the “Business Properties”) as a lessee or lessor (each such underlying lease or agreement, a “Real Property Lease” and collectively, the “Real Property Leases”), including a description of each such Real Property Lease (including the name of the third-party lessor or lessee, the date of the lease or sublease and all amendments thereto). The Business Properties constitute all interests in real property currently used, occupied or held for use in connection with the Business of any Seller. Except as set forth in Section 5.10(a)-3 of the Disclosure Schedule, the buildings, fixtures and improvements located on the Owned Real Property (i) are in reasonably good operating condition, normal wear and tear excepted, without structural defects, and all mechanical and other systems located thereon are in reasonably good operating condition, normal wear and tear excepted, and to the Knowledge of Sellers, no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current uses. Sellers have Delivered to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. None of the Owned Real Property is subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases as set forth in Section 5.10(a)-4 of the Disclosure Schedule.
(b)    Except as set forth in Section 5.10(b) of the Disclosure Schedule, with respect to the Real Property Leases, the transactions contemplated hereby do not require the consent of any other party to such Real Property Lease and will not result in a material breach of or material default under such Real Property Lease. Each Seller has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens, other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. No Seller is in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time, or both, would result in such a default. No Seller has received or given any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default by any Seller under any of the Real Property Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.
(c)    Except as set forth in Section 5.10(c) of the Disclosure Schedule, each Seller or its lessor has all material certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each Business Property, and each Seller has complied with all material conditions of the Permits applicable to such Seller. No default or violation, or event that, with the lapse of time or giving of notice, or both, would become a default or violation, has occurred in the due observance of any Permit.
(d)    There does not exist any actual or, to the Knowledge of Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect any Business Property or any part thereof, and no Seller has received any written notice of the intention of any Governmental Body to take or use all or any part thereof.
(e)    No Seller has received any written notice from any insurance company that has issued a policy with respect to any Business Property requiring performance of any structural or other repairs or alterations to such Business Property.
(f)    Except as set forth in Section 5.10(f) of the Disclosure Schedule, no Seller owns or holds, nor is either of them obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein other than as set forth in this Agreement and the transactions contemplated hereby.
5.11    Tangible Personal Property.
(a)    Sellers collectively have good and marketable title to all of the items of tangible personal property used in the Business (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions and Liens to be terminated by any Seller at the Closing as listed in Section 5.11(a)-1 of the Disclosure Schedule. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in reasonably good condition and in a state of good maintenance and repair in all material respects (ordinary wear and tear excepted) and are suitable for the purposes used. Section 5.11(a)-2 of the Disclosure Schedule contains a complete and accurate list of all tangible physical assets of each Seller.

(b)    Section 5.11(b) of the Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used in the Business or to which any Seller is a party or by which any of the properties or assets of any Seller is bound. All of the items of personal property under the Personal Property Leases are in reasonably good condition and repair in all material respects (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Sellers have Delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.
(c)    Each Seller has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect, and no Seller has received or given any notice of any default or event that, with notice or lapse of time, or both, would constitute a default by any Seller under any of the Personal Property Leases, and, to the Knowledge of Sellers, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.
5.12    Intellectual Property.
(a)    Section 5.12(a) of the Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights and internet domain names included in the Purchased Intellectual Property. Section 5.12(a) of the Disclosure Schedule lists (i) the record owner of each such item of Purchased Intellectual Property, (ii) the jurisdictions in which each such item of Purchased Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed and (iii) the registration or application date, as applicable.
(b)    Section 5.12(b)-1 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property Licenses under which any Seller is granted any license, sublicense, right, permission, consent or non-assertion rights in or to Intellectual Property or Technology (other than commercial off the shelf software in executable code form on reasonable terms which is made available for a total cost of less than $2,000 for a perpetual license for a single user or work station (or $10,000 in the aggregate for all users and work stations)). Section 5.12(b)-2 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property Licenses under which any Person is granted any license, sublicense, right, permission, consent or non-assertion rights in or to any Purchased Intellectual Property or Purchased Technology. None of the Purchased Intellectual Property or Purchased Technology is subject to any Contract that in any way limits or restricts the ability of any Seller to use, exploit, assert, or enforce any of such Purchased Intellectual Property or Purchased Technology anywhere in the world.
(c)    Except as set forth in Section 5.12(c) of the Disclosure Schedule, each applicable Seller is the sole and exclusive owner of all right, title and interest in and to all of the Purchased Intellectual Property and Purchased Technology, free and clear of all Liens or obligations to others.

(d)    All Purchased Intellectual Property that has been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world is currently in compliance in all material respects with all Laws (including as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications).
(e)    All Purchased Intellectual Property is valid, subsisting, and enforceable. None of the Purchased Intellectual Property is subject to any Legal Proceeding (including any Legal Proceeding before the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent authority anywhere in the world) to which any Seller is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Purchased Intellectual Property (including any interference, reissue, re-examination or opposition proceeding).
(f)    To the Knowledge of Sellers, none of the use, practice or exploitation of any of the Purchased Intellectual Property or Purchased Technology or the operation of the Business infringes, misappropriates, or violates (or has ever infringed, misappropriated, or violated) any Intellectual Property or Technology of any Person. There are no pending or, to the Knowledge of Sellers, threatened, claims against any Seller or any respective employees of any Seller alleging any infringement, violation or misappropriation of any Intellectual Property or Technology of another Person.
(g)    The Purchased Intellectual Property, the Purchased Technology and the Intellectual Property licensed to any Seller under the Intellectual Property Licenses included in the Purchased Contracts include all of the Intellectual Property and Technology necessary and sufficient to enable Sellers to conduct the Business in the manner in which such Business is currently being conducted. No Seller has any obligation to compensate any Person for the use or exploitation of any Purchased Intellectual Property or Purchased Technology.
(h)    Except with respect to licenses of commercial off-the-shelf Software in executable form available on reasonable terms for a total cost of less than $2,000 for a perpetual license for a single user or work station (or $10,000 in the aggregate for all users and work stations), and except pursuant to the Intellectual Property Licenses listed in Section 5.13(a)(xx) of the Disclosure Schedule, no Seller is required, obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property or Technology or in connection with the conduct of the Business as currently conducted or proposed to be conducted.
(i)    In each case in which any Seller has acquired any Intellectual Property or Technology from any Person (including any employee), such Seller obtained a valid and enforceable assignment sufficient to transfer irrevocably (to the extent permitted by Law) all rights in such Intellectual Property and Technology (including the right to seek future damages with respect thereto) to such Seller. All documents and instruments necessary to perfect the rights of any Seller in the Purchased Intellectual Property and Purchased Technology have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(j)    To the Knowledge of Sellers, no Person is infringing, misappropriating, or violating any Purchased Intellectual Property or Purchased Technology.
(k)    Each Seller has taken reasonable measures to protect and preserve the confidentiality of all Trade Secrets and any other confidential information related to the Business or otherwise included in the Purchased Intellectual Property or Purchased Technology, or owned by any Person to whom such Seller owes a confidentiality obligation.
(l)    The Hardware, Software, facilities, networks, and services used by any Seller in the operation of the Business (collectively, “Business Systems”), are sufficient for the current needs of the Business. All Business Systems are in reasonably good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business. All Business Systems, other than Software that is duly and validly licensed to any Seller pursuant to a valid and enforceable Intellectual Property License, are owned and operated by, and are under the control of, such Seller. All Business Systems have been maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. Section 5.12(l) of the Disclosure Schedule sets forth the measures taken by Sellers to provide for the back-up and recovery of the data and information necessary to the conduct of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course).
(m)    To the Knowledge of Sellers, none of the Software included in the Purchased Technology or any of Business Systems contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.
(n)    Sellers have all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit the data contained in Purchased Assets (the “Business Data”), including in connection with the operation of the Business. Each Seller is, and has at all times been, (i) in compliance with any and all Contracts and the Seller Privacy Policies and (ii) in compliance in all material respects with any and all applicable Laws, in the collection, use, and other exploitation of Business Data.
(o)    Each Seller: (i) employs, and has at all times employed reasonable administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions and Business Data and to protect against unauthorized access to the Business Systems or Business Data and the systems of any third-party service providers that have access to Business Systems or Business Data; and (ii) complies, and has at all times complied, in all material respects with applicable Laws. No Seller has ever suffered a security breach with respect to any Business System or Business Data. There has been no loss, unauthorized access to or other misuse of any Business Data, including User Data and Personal Data. No Seller has notified, or been required to notify, any Person of any information security breach involving User Data or Personal Data.
(p)    Privacy.
(i)    Except as set forth in Section 5.12(p)(i) of the Disclosure Schedule, each Seller, and, to the Knowledge of Sellers, all other Persons that have access or have had access to any User Data, comply, and have always complied, in all material respects, with all applicable Laws with respect to such User Data, including all Laws relating to: (A) the privacy of users of the Software (including Websites) provided or made available in connection with the Business; (B) the collection, use, storage, retention, disclosure, transfer, disposal, destruction and any other processing of any User Data collected or used by any Seller or its respective Representatives and contractors in connection with the Business or Purchased Assets, or other Persons that have or have had access to any User Data through any Seller or otherwise in connection with the Business or Purchased Assets; or (C) the marketing to consumers, including the CAN-SPAM Act and the Telephone Consumer Protection Act.
(ii)    The Seller Privacy Policies have at all times required all disclosures to users or customers required by all applicable Laws; and none of such disclosures made or contained in the Seller Privacy Policies has been (A) materially inaccurate, misleading or deceptive or (B) in violation of any applicable Laws in any material respect.
(iii)    The Seller Contracts regarding third-party Software (including Websites) or services with which the Software (including Websites) provided or made available in connection with the Business are linked or integrated or on which they depend, whether signed or unsigned (e.g., browsewrap, clickwrap agreements and the like), do not grant the third-party any right that conflicts with any of the Seller Privacy Policies or reduces an end user’s rights under any of the Seller Privacy Policies. The transfer of data to or from these third parties by Related Persons of any Seller does not conflict with or violate any of the Seller Privacy Policies, any applicable Laws, or any Purchased Contract.
(iv)    There is no complaint to, or any audit, proceeding, investigation (formal or informal), or Third-Party Claim currently pending against any Seller, by: (A) any private party; or (B) the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Body, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage, disposal, destruction, or security of User Data.

5.13    Material Contracts.
(a)    Section 5.13(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 5.13(a), all of the following Contracts in force to which any Seller is a party or by which the assets or properties of any Seller are bound (each, a “Material Contract”):
(i)    Contracts with any current officer, director, shareholder, member or Affiliate of any Seller;
(ii)    Contracts with any labor union or association representing any Employee;
(iii)    Contracts for the sale of any of the assets of any Seller other than the sale of inventory in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase or use any of its assets;
(iv)    Contracts regarding the distribution of any products;
(v)    Contracts with any customer of any Seller;
(vi)    Contracts providing for sales and marketing assistance, including Contracts with third parties who supply customers of the Business directly or indirectly;
(vii)    Contracts for joint ventures, strategic alliances, partnerships, or other similar Contracts which involve a sharing of revenues, profits, losses, costs, Liabilities or proprietary information by any Seller with any other Person;
(viii)    Contracts containing covenants of any Seller not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with any Seller in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment or granting any exclusive rights or licenses with respect to any Intellectual Property or Technology;
(ix)    Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Seller of a business, material assets or the capital stock of any other Person;
(x)    Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of any Seller, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;
(xi)    purchase Contracts giving rise to Liabilities of any Seller in excess of $20,000, other than inventory purchase orders in the Ordinary Course of Business;
(xii)    Contracts providing for payments by or to any Seller in excess of $20,000 in any fiscal year or $50,000 in the aggregate during the term thereof, except purchase orders and customer orders in the Ordinary Course of Business;
(xiii)    Contracts obligating any Seller to provide or obtain products or services for a period of one (1) year or more, requiring any Seller to purchase or sell a stated portion of its requirements or outputs, or Contracts otherwise involving fixed price or fixed volume arrangements not entered into in the Ordinary Course of Business consistent with past practice;
(xiv)    Contracts under which any Seller has made advances or loans to any other Person except for advances in the Ordinary Course of Business to Employees not hired by Purchaser at the Closing;
(xv)    Contracts providing for severance, retention, change in control or other similar payments;
(xvi)    Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;
(xvii)    management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;
(xviii)    Contracts of guaranty, surety or indemnification, direct or indirect, by any Seller, and Contracts containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property or Technology;
(xix)    Contracts (or group of related Contracts) which require performance by any party more than one (1) year from the date hereof other than disclosed in Section 5.13(a) of the Disclosure Schedule in regard to any other subsection of this Section 5.13(a);
(xx)    any license or royalty Contract or any other Contract (including Intellectual Property Licenses) relating to any Intellectual Property or Technology (excluding licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $10,000);
(xxi)    Contracts providing for bonuses, profit sharing, pension, retirement, other form of deferred compensation, collective bargaining or the like;

(xxii)    Contracts pursuant to which any Seller has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person;
(xxiii)    Contracts providing for royalties or similar payments based on the revenues or profits of the Business taken as a whole;
(xxiv)    Contracts that require a consent to, or that would prohibit or delay the consummation of the transactions contemplated by, this Agreement, excluding any Restricted Immaterial Contracts and any vendor Contracts that are not otherwise Material Contracts and are between/among any Seller and a vendor with which Purchaser or one of its Affiliates enjoys a pre-existing relationship;
(xxv)    Contracts with any Governmental Body; and
(xxvi)    Contracts that are otherwise material to any Seller.
(b)    Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the applicable Seller and the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, the Purchased Contracts shall, except as otherwise stated in Section 5.13(b) of the Disclosure Schedule, continue in full force and effect without penalty or other adverse consequence following the Closing. For the avoidance of doubt, any non-binding pricing arrangements or other non-binding understandings with customers and suppliers of Sellers do not constitute Material Contracts. No Seller is in default under any Material Contract, nor, to the Knowledge of Sellers, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that, with the lapse of time or the giving of notice, or both, would constitute a breach or default by any Seller or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and as of the date hereof no such party has given notice of any significant dispute with respect to any Material Contract. Each Seller has, and will assign to Purchaser at the Closing, good and valid title to the Material Contracts to which such Seller is a party that are Purchased Contracts, free and clear of all Liens other than Permitted Exceptions. Sellers have Delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.
5.14    Employee Benefits.
(a)    Section 5.14(a) of the Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employment, consulting, incentive, retirement, equity or equity-based, compensation and other employee benefit plans, arrangements or payroll practices maintained by any Seller or to which any Seller contributed or is obligated to contribute thereunder for Employees or Former Employees (the “Employee Benefit Plans”). True, correct and complete copies of (i) the most recent summary plan descriptions, (ii) the most recent Forms 5500, if applicable, (iii) written descriptions of all non-written agreements relating to the Employee Benefit Plans and (iv) most recent IRS determination letter have been Delivered or made available to Purchaser.

(b)    No Seller, trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with any Seller under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has any obligation or Liability (fixed or contingent) now, or within the past six (6) years, with respect to any plan subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code, including any plan which constituted a multiemployer plan as defined in Section 4001(a)(3) of ERISA or any plan subject to Sections 4063 or 4064 of ERISA.
(c)    Except as set forth in Section 5.14(c) of the Disclosure Schedule, all Employee Benefit Plans of any Seller have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws. Each Seller’s Employee Benefit Plans intended to qualify under Section 401(a) of the Code are so qualified, and to the Knowledge of Sellers nothing has occurred with respect to the operation of such plans which could cause the loss of such qualification or result in the imposition of any Liability, penalty or Tax under ERISA or the Code.
(d)    Any Seller and any ERISA Affiliate which maintains a “group health plan” within the meaning of section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.
(e)    No Purchased Asset is a contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, any Seller, or any of their respective Affiliates by reason of section 280G of the Code or be subject to section 4999 of the Code.
(f)    No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any person that is a “disqualified individual” (as defined in section 280G(c) of the Code) will constitute a “parachute payment” (as defined in section 280(G)(b)(2) of the Code), will result in any excise tax under section 4999 of the Code or will not be deductible under section 280G of the Code. No Employee is entitled to receive any gross-up or additional payment by reason of the tax required by section 409A or 4999 of the Code being imposed on such person.
(g)    Except as set forth in Section 5.14(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in (i) any payment becoming due to any Employee or Former Employee or (ii) the acceleration of the time of payment, funding or vesting of benefits under any Employee Benefit Plan.
5.15    Labor.
(a)    Section 5.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all of the Employees as of April 22, 2017, identifying for each such Employee, as of such date: (i) his or her position; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) date of hire; (iv) business location; (v) whether paid on a salary, hourly or commission

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
basis; (vi) annual salary or hourly wage rate, as applicable; (vii) bonus or incentive compensation paid to any salaried Employee in calendar year 2016; (viii) full-time or part-time status; (ix) vested but unused personal, vacation or other paid time off; and (x) for any employee on a leave of absence, the type of leave and estimated return date.
(b)    No Seller is a party to any labor or collective bargaining agreement, there are no labor or collective bargaining agreements which pertain to any Employees and no labor or collective bargaining agreements are currently being negotiated by any Seller that cover any Employees.
(c)    No Employees are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving any Seller pending or, to the Knowledge of Sellers, threatened by any labor organization or group of Employees.
(d)    There are no, [***], (i) strikes, work stoppages, slowdowns, lockouts or arbitrations pending or, to the Knowledge of Sellers, threatened against or involving any Seller; (ii) material grievances or other labor disputes pending or, to the Knowledge of Sellers, threatened against or involving any Seller involving any Employee or Former Employee; or (iii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any Employee or Former Employee.
(e)    There are no, [***], complaints, charges or claims against any Seller pending or, to the Knowledge of Sellers, threatened with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any Seller of any individual that in any case could impose a Liability on Purchaser or result in a Lien on any of the Purchased Assets following the Closing. Each Seller is, and at all times since January 1, 2014 has been, in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, Fair Labor Standards Act, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except in each case for non-compliance that would not impose any Liability on Purchaser, or result in a Lien on any of the Purchased Assets, following the Closing. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any Seller within the six (6) months prior to the date hereof.
5.16    Litigation. Except as set forth in Section 5.16 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened against any Seller (or to the Knowledge of Sellers, pending or threatened against any of the officers, directors or key Employees of any Seller with respect to their business activities on behalf of any Seller), or to which any Seller is otherwise a party, before any Governmental Body. Except as set forth in Section 5.16 of the Disclosure Schedule, no Seller is subject to any Order, settlement agreement or stipulation, or in breach or violation of any Order, settlement agreement or stipulation. Except as set forth in Section 5.16 of the Disclosure Schedule, no Seller is engaged in any legal action to recover monies due it or for damages sustained by it in amounts above $20,000. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller or to which any Seller is otherwise a party relating to this Agreement, any Seller Document or the transactions contemplated hereby or thereby.

5.17    Compliance with Laws; Permits.
(a)    Except as set forth in Section 5.17(a) of the Disclosure Schedule, each Seller is in compliance in all material respects with all Laws applicable to its operations and assets and the Business as presently conducted, and no Seller has received any written or, to the Knowledge of Sellers, other notice of or been charged with the violation by the Seller of any Laws applicable to its operations and assets and the Business as presently conducted. To the Knowledge of Sellers, no Seller is under investigation with respect to the violation of any Laws, and there are no facts or circumstances which could form the basis for any such violation.
(b)    Section 5.17(b) of the Disclosure Schedule contains a list, by location, of all Permits which to the Knowledge of Sellers are required for the operation of the Business as presently conducted (“Seller Permits”). Each applicable Seller, as listed in Section 5.17(b) of the Disclosure Schedule, currently holds each such Seller Permit. No Seller is in default or violation in any material respect of any Seller Permit. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened, relating to the suspension, revocation or modification of any of the Seller Permits.
5.18    Environmental Matters. Except as set forth in Section 5.18 of the Disclosure Schedule and except for matters that, in each case, could not reasonably be expected to result in any Seller or the Business incurring material Environmental Costs and Liabilities:
(a)    the operations of each Seller, with respect to the Business and the Business Properties, are and have been in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business or to lease or occupy any Business Property;
(b)    with respect to the Business and the Business Properties, no Seller, nor, to the Knowledge of Sellers, any Business Property, is the subject of any outstanding written order or Contract with any Governmental Body or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;
(c)    to the Knowledge of Sellers, no claims or investigations have been made or are pending or threatened, against any Seller alleging, with respect to the Business or the condition or operation of any Business Property, that any Seller or any Business Property may be in violation of any Environmental Law or any Environmental Permit or may have Environmental Costs and Liabilities;
(d)    to the Knowledge of Sellers, there is not located at any Business Property any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls; and
(e)    Sellers have Delivered to Purchaser true, correct and complete copies of all material environmental, health or safety assessments, audits, studies, analyses, results of investigations or similar reports that are in any Seller’s possession, custody or control with respect to any Seller, the Business or Environmental Costs and Liabilities.

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
5.19    Insurance. Set forth in Section 5.19 of the Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to any Seller setting forth, in respect of each such policy, the policy name, policy number, carrier type and amount of coverage and annual premium. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of Sellers, no threat has been made to cancel any insurance policy of any Seller during such period. No event has occurred, including the failure by any Seller to give any notice or information, or any Seller giving any inaccurate or erroneous notice or information, which limits or impairs the rights of any Seller under any such insurance policies. Except as set forth in Section 5.19 of the Disclosure Schedule, [***], no Seller has made any claims under such policies related to any damage, destruction or loss in excess of $25,000 (other than with respect to claims under Sellers’ group health insurance plan).
5.20    Inventories. The inventories of each Seller (other than Unsaleable Inventory) are saleable in the Ordinary Course of Business. The inventories of each Seller set forth in the Balance Sheet were valued at the lower of cost (on a FIFO basis for all inventory except for tobacco and cigarette-stamp inventory, which is valued on a LIFO basis) or market and were properly stated therein in accordance with GAAP consistently applied. The inventories of each Seller have been managed (and at the Closing Date will be managed) for the normal operation of business in accordance with past practice and consist of not materially less and not materially more quantities than anticipated requirements in accordance with any Seller’s standard practice and experience.
5.21    Accounts and Notes Receivable and Payable.
(a)    Except as disclosed in Section 5.21(a) of the Disclosure Schedule all accounts and notes receivable of each Seller (i) have arisen from bona fide transactions in the Ordinary Course of Business, (ii) are payable on the trade terms established for the particular customer by the applicable Seller and (iii) are, to the Knowledge of Sellers, good and collectible at the aggregate recorded amounts thereof (assuming collection activities consistent with past practice), net of a reserve for returns or doubtful accounts in an amount not to exceed [***], which reserves will be agreed to among the Sellers and Purchaser as adequate at the Closing; provided, however, that such cap on reserves shall be subject to change as agreed to among the parties in accordance with any material changes after the execution of this Agreement but before the Closing in the aging of the accounts and notes receivable of Seller as relied upon in calculating such cap. Except as set forth in the foregoing sentence, nothing in this agreement shall be considered a guarantee as to the collectability of any accounts or notes receivable of any Seller. Except as disclosed in Section 5.21(a) of the Disclosure Schedule, to the Knowledge of Sellers, none of the accounts or the notes receivable of any Seller (i) are subject to any setoffs or counterclaims except as set forth on the books and records of the applicable Seller as Delivered to Purchaser, or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement (other than the applicable Seller’s policy of accepting for return items which can be returned to the manufacturer or supplier).
(b)    All accounts payable of each Seller reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business. All such accounts payable shall be paid by or for the account of each Seller, in the Ordinary Course of Business, at or after the Closing.

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
5.22    Related Party Transactions. Except as disclosed in Section 5.22 of the Disclosure Schedule, no officer, director, shareholder, partner or member of any Seller, or any of its Affiliates or any member of the immediate family of such Person (“Related Persons”) (i) is involved in any business arrangement or other relationship with any Seller (whether written or oral), (ii) owns any property or right, tangible or intangible, that is used by any Seller, (iii) has any claim or cause of action against any Seller or (iv) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Seller. Except as disclosed in Section 5.22 of the Disclosure Schedule, no Seller owes any amount to, nor has any Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person.
5.23    Customers and Suppliers.
(a)    Section 5.23(a) of the Disclosure Schedule sets forth a list of Farner-Bocken’s ten (10) largest customers, based on the approximate total sales to such customers during each of the fiscal years ended January 2, 2016 and December 31, 2016. Section 5.23(a) of the Disclosure Schedule sets forth a list of the ten (10) largest suppliers of Farner-Bocken, as measured by the dollar amount of purchases therefrom, during each of the fiscal years ended January 2, 2016 and December 31, 2016, showing the approximate total purchases by Farner-Bocken from each such supplier during such periods.
(b)    Except as set forth in Section 5.23(b) of the Disclosure Schedule, from the Balance Sheet Date to the date hereof, no customer or supplier listed in Section 5.23(a) of the Disclosure Schedule has terminated its relationship with any Seller or materially reduced or changed the pricing or other terms of its business with any Seller, and, to the Knowledge of Sellers, as of the date of the execution of this Agreement, no customer or supplier listed in Section 5.23(a) of the Disclosure Schedule has notified any Seller that it intends to terminate or materially reduce or change the pricing or other terms of its business with any Seller, except as specifically listed in Section 5.23(b) of the Disclosure Schedule. [***].
5.24    Product Warranty; Product Liability.
(a)    No Seller has sold any products or delivered any services that included a warranty from any Seller.
(b)    No Seller has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product distributed, delivered or sold, or services rendered, by or on behalf of any Seller. No Seller has committed any act or failed to commit any act which would result in any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of any Seller with respect to products delivered, distributed or sold or services rendered by or on behalf of any Seller.

5.25    Banks. Section 5.25 of the Disclosure Schedule contains a complete and correct list of (a) the names and locations of all banks in which any Seller has a depository bank account used in connection with the Business (the “Bank Accounts”) or safe deposit boxes and (b) the account numbers of all such Bank Accounts. The Bank Accounts constitute all depository bank accounts of Sellers, other than the bank account(s), if any, established by any Seller solely to receive the Estimated Closing Purchase Price and any adjustments thereto contemplated by this Agreement. Except as set forth in Section 5.25 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of any Seller.
5.26    Financial Advisors. Except as set forth in Section 5.26 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Seller in connection with the transactions contemplated by this Agreement, and no Person is or will be entitled to any fee or commission or like payment in respect thereof. All fees to Persons listed in Section 5.26 of the Disclosure Schedule shall be paid by Sellers, and Purchaser shall not have any liability for any such fee.
5.27    Certain Payments. No Seller, nor to the Knowledge of Sellers, any shareholder, member, director, officer, Employee or other Person associated with or acting on behalf of any Seller, has directly or indirectly:
(a)    made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment, regardless of form, whether in money, property, or services (i) to any public official to obtain favorable treatment in securing business for any Seller, pay for favorable treatment for business secured by any Seller, or obtain special concessions or for special concessions already obtained, for or in respect of any Seller or (ii) to any public official or other Person in violation of any Law; or
(b)    established or maintained any fund or asset with respect to any Seller that has not been recorded in the books and records of the applicable Seller.
5.28    Full Disclosure. To the Knowledge of Sellers, no representation or warranty or other statement made by any Seller in this Agreement, the Disclosure Schedule, the certificates delivered pursuant to this Agreement or any of the Seller Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.
5.29    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Sellers that:
6.1    Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas.
6.2    Authorization of Agreement. Purchaser has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each of the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of Purchaser. This Agreement has been, and each of the Purchaser Documents will be, at or prior to the Closing, duly and validly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms.
6.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by Purchaser of this Agreement or of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration under any provision of (i) the certificate of incorporation and bylaws of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound, (iii) any Order applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.
(b)    No consent, waiver, approval, Order, Permit or authorization of or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for (i) receipt of all cigarette, tobacco and other licenses required to operate the Business following the Closing, and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, except for any filings required to be made under the HSR Act.

6.4    Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that challenge, seek to prohibit, enjoin, or otherwise delay the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
6.5    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.
6.6    No Reliance. Purchaser acknowledges and agrees that (a) in making its decision to enter into this Agreement and the other Purchaser Documents and to consummate the transactions contemplated hereby and thereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article V of this Agreement (including the accompanying portions of the Disclosure Schedule), and (b) neither Sellers nor any other Person has made any representation or warranty as to Sellers, the Business, or this Agreement, except as expressly set forth in Article V of this Agreement (including the accompanying portions of the Disclosure Schedule). Notwithstanding the foregoing, nothing in this Section 6.6 shall be deemed to modify or limit, in any way, Sellers’ representations and warranties set forth in Article V of this Agreement, or limit any claim, recourse, right, remedy or cause of action or Liability arising from fraud or willful breach with respect to such representations and warranties.
ARTICLE VII

COVENANTS
7.1    Owners’ Approvals. Within twenty-four (24) hours following the execution and delivery of this Agreement, Sellers shall deliver true, correct and complete copies of (a) a shareholder consent and appraisal rights waiver executed by each of the shareholders of Farner-Bocken and (b) a member consent executed by each of the members of F-B Building (such consents, the “Owners’ Approvals”).
7.2    Access to Information.
(a)    Each Seller shall afford to Purchaser and its accountants, counsel, financial advisors and other representatives full access, during normal business hours upon reasonable notice to the Executive Employees throughout the period prior to the Closing, to such Seller’s properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of such Seller or such Seller’s independent public accountants and “management letters” from such accountants with respect to such Seller’s systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of such Seller as Purchaser shall reasonably request; provided, however, that such investigation shall not unreasonably disrupt such Seller’s operations. Prior to the Closing, each Seller shall generally keep Purchaser informed as to all material matters involving the operations and businesses of such Seller. Each Seller shall authorize and direct the appropriate shareholders, members, directors, officers, managers and Employees of such Seller to discuss matters involving the operations and businesses of such Seller with representatives of Purchaser. Notwithstanding the foregoing, no Seller shall be required to disclose any information if such disclosure would contravene any applicable Law.
(b)    Purchaser shall provide the Sellers with access to the Transferred Documents, including the right to make copies of the Transferred Documents, for a period of seven (7) years following the Closing Date.

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
7.3    Conduct of the Business Pending Closing.
(a)    Except as otherwise expressly provided by this Agreement, or with the prior written consent of Purchaser, between the date hereof and the Closing, each Seller shall:
(i)    conduct the Business only in the Ordinary Course of Business;
(ii)    use commercially reasonable efforts to (A) preserve the present business operations and organization (including officers and Employees) of such Seller and (B) preserve the present relationships with Persons having business dealings with such Seller (including customers and suppliers); [***];
(iii)    maintain (A) all of the Purchased Assets and properties of Sellers to be leased to Purchaser in connection herewith in their current condition, ordinary wear and tear excepted, subject to sales of inventory in the Ordinary Course of Business and (B) insurance upon all of the assets and properties of such Seller in such amounts and of such kinds comparable to that in effect on the date of this Agreement;
(iv)    (A) maintain the books, accounts and records of such Seller in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, except in the Ordinary Course of Business and (C) comply in all material respects with all contractual and other obligations of such Seller; and
(v)    comply in all material respects with all applicable Laws.
(b)    Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, neither Seller shall:
(i)    except in the Ordinary Course of Business, (A) increase the salary or other compensation of any Employee, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee or (C) enter into or increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus, equity or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the members, directors, officers, Employees, agents or representatives of such Seller or otherwise modify or amend or terminate any such plan or arrangement;
(ii)    (A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness, (B) modify the terms of any Indebtedness or other Liability or (C) make any loans, advances of capital contributions to, or investments in any other Person;

(iii)    (A) make, change or revoke any material Tax election, settle or compromise any material Tax claim or Liability or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, or amend any material Tax Return or (B) prepare or file any Tax Return unless such Tax Return shall have been prepared in a manner consistent with past practice and such Seller shall make available to Purchaser a copy thereof (together with supporting papers);
(iv)    subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of such Seller;
(v)    except in the Ordinary Course of Business, sell, assign, license, grant any non-assertion with respect to, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (for the avoidance of doubt, the disposal of vehicles no longer in service of the Business shall be considered done in the Ordinary Course of Business);
(vi)    enter into or agree to enter into any merger or consolidation with any other corporation, partnership or other entity, or engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;
(vii)    cancel or compromise any debt or claim or waive or release any material right, except in the Ordinary Course of Business;
(viii)    enter into any commitment for capital expenditures in excess of $25,000 for any individual commitment and $75,000 for all commitments in the aggregate;
(ix)    enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to any Employee;
(x)    introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;
(xi)    enter into any transaction or enter into, modify or renew any Contract which by reason of its size or otherwise is not in the Ordinary Course of Business;
(xii)    enter into any Contract that restrains, restricts, limits or impedes the ability of the Business, or the ability of Purchaser, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xiii)    terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License or (B) Permit;
(xiv)    except in the Ordinary Course of Business, settle or compromise any pending or threatened Legal Proceeding or any claim or claims (for the avoidance of doubt, the settlement or other disposition of workers’ compensation and automobile liability claims shall be considered done in the Ordinary Course of Business if such claim results in a payment by a Seller that is less than the sum of the accrued reserve for such claim as of the Balance Sheet Date plus $100,000);
(xv)    change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections of receivables (unless past due), or fail to pay or delay payment of payables or other Liabilities;
(xvi)    take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;
(xvii)    amend the certificate of incorporation or bylaws (or equivalent thereof) of such Seller except as contemplated by this Agreement;
(xviii)    increase or decrease inventory levels beyond such Seller’s normal historic inventory levels when operating in the Ordinary Course of Business; or
(xix)    agree to do anything (A) prohibited by this Section 7.3, (B) which would make any of the representations and warranties of any Seller in this Agreement or any of the Seller Documents untrue or incorrect in any material respect or would result in any of the conditions to the Closing not being satisfied or (C) that would have a Material Adverse Effect.
7.4    HSR Filing; Consents.
(a)    Without limiting the generality of anything contained in this Section 7.4, each of the Sellers and Purchaser shall cooperate with each other and use (and shall cause its respective Affiliates to use) its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third-party (including but not limited to the consents, waivers, approvals and notices referred to in Section 5.4(b) hereof) and/or any Governmental Body, including under the Competition Laws, in order to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, except for all filing fees payable pursuant to the HSR Act or any additional Competition Laws, for which Purchaser shall be solely responsible, neither Purchaser nor any of its Affiliates shall be required to pay any amounts in connection with obtaining any consent, registration, approval, permit or authorization.
(b)    In furtherance and not in limitation of the foregoing, each of the Sellers and Purchaser (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to cause promptly the expiration or termination of any applicable waiting periods under the HSR Act; (ii) as promptly as practicable make all filings, and use commercially reasonable efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Competition Laws (to the extent required); and (iii) if advisable, provide such information as may be requested by the DOJ or the FTC under the HSR Act or by any other Governmental Body in connection with the transactions contemplated by this Agreement, as well as any information required to be submitted to comply with, a request for additional information in order to commence or end a statutory waiting period.
(c)    Without limiting the generality of anything contained in this Section 7.4, each party hereto shall (i) give the other parties prompt notice of the making or commencement of any Legal Proceeding with respect to the transactions contemplated by this Agreement, (ii) keep the other parties reasonably informed as to the status of any such Legal Proceeding, and (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other Governmental Body to the extent regarding the transactions contemplated by this Agreement, or regarding any such Legal Proceeding, and provide a copy of all written communications.  Subject to applicable Law, in advance and to the extent practicable, each of Purchaser and the Sellers, as the case may be, will consult the other on all the information relating to Purchaser or any Seller, as the case may be, and any of their respective Affiliates that appear in any filing made with, or written materials submitted to, any third-party and/or any Governmental Body in connection with the transactions contemplated by this Agreement and shall incorporate all comments reasonably proposed by Purchaser or any Seller, as the case may be.  In addition, except as may be prohibited by any Governmental Body or by any applicable Law, in connection with any Legal Proceeding in respect of the transactions contemplated by this Agreement, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with such Legal Proceeding; provided, however, Purchaser shall, on behalf of the parties, control and make the final determination as to the appropriate strategy relating to any filing or submission which is necessary under the HSR Act or other applicable Competition Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Body; provided, further, that Purchaser shall consider in good faith the views of Sellers and their counsel in connection therewith.
(d)    Notwithstanding any other provision of this Agreement, neither Purchaser nor any Seller shall have any obligation under this Agreement to (i) commit to or effect, by consent decree, hold separate orders, trust, or otherwise, the sale, license, transfer, assignment or other disposition of assets or businesses of the Business or Purchaser, any Seller or their respective Affiliates, (ii) terminate, relinquish, modify, transfer, assign, restructure, or waive existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of the Business or Purchaser, any Seller or their respective Affiliates, or (iii) create or consent to create any relationships, ventures, contractual rights, obligations or other arrangements of the Business or Purchaser, any Seller or their respective Affiliates (or, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Body in connection with any of the foregoing and in the case of actions by or with respect to any Seller or such Seller’s businesses or assets, by consenting to such action by such Seller) (each a “Divestiture Action”) to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, decree or ruling, that would otherwise have the effect of preventing consummation of the transactions contemplated by this Agreement; provided, however, that at the request of Purchaser, each Seller shall agree to any Divestiture Action with respect to the Business, provided that such action is conditioned upon and is effective no sooner than the Closing. Purchaser shall have the right (but not the obligation) to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, any and all Divestiture Actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any Divestiture Action as may be required to resolve any Governmental Body’s objections to the transactions contemplated by this Agreement; provided, however, that Purchaser shall consider in good faith the views of Sellers and their counsel in connection therewith.
(e)    Each Seller shall use commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Section 5.4(b) hereof. All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to Purchaser, and executed counterparts of such consents, waivers and approvals shall be delivered to Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall be required to pay any amounts in connection with obtaining any consent, waiver or approval, except in connection with obtaining such licenses as shall be required by Purchaser to conduct the Business following the Closing and the cost of all filing fees payable pursuant to the HSR Act or any additional Competition Laws, for which Purchaser shall be solely liable.
7.5    Further Assurances. Each of the Sellers and Purchaser shall use its commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.6    No Shop.
(a)    No Seller shall, nor shall any Seller permit any of its Affiliates, directors, officers, Employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) solicit, encourage, negotiate, initiate, recommend, or enter into, either as the proposed surviving, merged, acquiring or acquired entity, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the Purchased Assets or any material portion of the equity interests of any Seller other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of any Seller in connection with an Acquisition Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
(b)    Each Seller shall notify Purchaser orally and in writing promptly (but in no event later than twenty-four (24) hours) after receipt by such Seller or any of its Representatives of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction, or any request for non-public information relating to any Seller or for access to the properties, books or records of any Seller by any Person other than Purchaser in connection with any such offer or proposal. Each Seller shall keep Purchaser informed, on a current basis, of any material changes in the status of any such proposal, offer, indication or request.
(c)    Each Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons other than Purchaser conducted heretofore with respect to any Acquisition Transaction. Each Seller agrees not to release any third-party from the confidentiality and standstill provisions of any agreement relating to any Seller or the assets or business thereof.
7.7    Non-Competition; Non-Solicitation; Confidentiality.
(a)    For a period from the Closing until the fifth (5th) anniversary of the Closing Date, no Seller shall, and each Seller shall cause its Affiliates to not, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the convenience store distribution business or that otherwise competes with the Business in any state in which the Business currently operates (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.7(a) shall not restrict the acquisition by any Seller, directly or indirectly, of less than two percent (2%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.

(b)    For a period from the Closing until the fifth (5th) anniversary of the Closing Date, no Seller shall, and each Seller shall cause its Affiliates to not (i) cause, solicit, induce or encourage any Employee who becomes an employee of Purchaser or its Subsidiaries to leave such employment or hire, or employ or otherwise engage any such individual, or (ii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of any Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a business relationship with the Business, to terminate or modify any such actual or prospective relationship.
(c)    Except as set forth in Section 7.7(c) of the Disclosure Schedule, from and after the date hereof, no Seller shall, and each Seller shall cause its Affiliates, officers and directors to not, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information. No Seller shall, and its Affiliates, officers and directors shall not, have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law or necessary for purposes of proving a claim or asserting a defense in any Legal Proceeding; provided, however, that in the event disclosure is required by applicable Law, such Seller shall provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order; provided, further, however, that in the event disclosure is necessary for purposes of proving a claim or asserting a defense in any Legal Proceeding (other than a Legal Proceeding between Purchaser and any Seller), each Seller shall have its legal counsel in such litigation issue an opinion to Purchaser certifying such fact. For purposes of this Section 7.7(c), “Confidential Information” means any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
(d)    The covenants and undertakings contained in this Section 7.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.7 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.7 will be inadequate. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.7 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 7.7 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.
(e)    The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
7.8    Preservation of Records. Each of the Sellers and Purchaser agree that each of them shall preserve and keep the records held by it or its Affiliates relating to the Business for a period of seven (7) years from the Closing Date, and shall make such records and personnel and the Carroll, Iowa facilities available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of any Seller or Purchaser or any of their Affiliates or in order to enable such Seller or Purchaser to comply with its respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby.
7.9    Publicity.
(a)    Neither Purchaser, nor Seller shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange or other market.
(b)    Each Seller agrees that it shall not disclose or otherwise make available to the public the terms of this Agreement and shall not publicly file copies of this Agreement.
7.10    Interim Financial Statements. As soon as reasonably practicable, but in no event later than twenty-eight (28) calendar days after the end of each interim four-week financial reporting period of Sellers during the period from the date hereof to the Closing, Sellers shall provide Purchaser with an unaudited interim-period consolidated balance sheet as of each interim period end date, and the related unaudited statements of income and changes in equity for such periods. In addition, from the date hereof to the Closing, Sellers shall continue to provide Purchaser (in the form prepared by, and on the schedule of, Sellers consistent with past practice) the same operating or management reports as provided to Purchaser during the due diligence process.
7.11    Use of Name. Each Seller agrees that upon the Closing, Purchaser shall receive an assignment of such rights as are held by such Seller to the use of the name “Farner-Bocken”, “Farner-Bocken Company” and “Farner-Bocken Building Company” and any similar or derivative names to which any rights are held by such Seller, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto to which any rights are held by such Seller, whether or not registered (collectively, the “Seller Marks”), and no Seller shall, and shall not permit any Affiliate or third-party to, use any of the Seller Marks or any variation or simulation thereof following the Closing.

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
7.12    Sale of Owned Real Property. Except as contemplated by this Agreement or any Seller Document or Purchaser Document, from the date of this Agreement and for a period of [***] following the Closing, F-B Building shall not, without the prior written consent of Purchaser, sell, transfer, lease, subject to any Lien, dispose of, or otherwise encumber or permit, allow or suffer to be encumbered, any Owned Real Property.
7.13    Notification of Certain Matters; [***].
(a)    Each Seller shall give written notice with specificity to Purchaser, referring to this Section 7.13(a), as promptly as reasonably practicable upon becoming aware of (i) any fact, change, condition, circumstance, event, occurrence or non-occurrence arising after the date of this Agreement that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing or (ii) the institution of or the threat of institution of any Legal Proceeding related to this Agreement or the transactions contemplated hereby. For the avoidance of doubt, the delivery of any notice pursuant to this Section 7.13(a) shall not serve to qualify any representations or warranties and shall not cure any breach of, or non-compliance with, any other provision of this Agreement or limit the remedies available to Purchaser.
(b)    [***].
7.14    Cooperation with Debt Financing. In the event that Purchaser obtains debt financing for any of the transactions contemplated by this Agreement, Sellers shall, and shall cause their respective Representatives to, provide Purchaser and its Affiliates with such assistance and cooperation as Purchaser and its Affiliates may reasonably request in connection with obtaining such debt financing, including (a) cooperating with prospective lenders in performing their due diligence, (b) furnishing customary payoff letters, lien terminations and instruments of discharge with respect to the Purchased Assets, in each case, effective as of or prior to the Closing Date, and (c) assisting in the preparation and delivery of the definitive financing documentation and other documents and instruments to be delivered at the closing of such debt financing, including closing certificates, schedules, legal opinions, real estate title documentation and landlord waivers and estoppels.
7.15    Employee Benefit Plan Benefits. Effective as of the Closing Date, each Seller shall remain solely responsible for all of such Seller’s obligations with respect to any deferred compensation plans and any tax-qualified pension or 401(k) plans in which Transferred Employees were eligible to participate immediately prior to the Closing Date such that Purchaser shall not under any circumstances have any Liability under any such plan after the Closing Date.
7.16    Payment of Seller Payables and Employee Assistance. After the Closing, each Seller agrees to pay all amounts owing under any accounts payable as they become due, including open receivers and any accounts payable relating to expenses of any Seller in connection with this Agreement and the transactions contemplated hereby unless such accounts payable is being disputed by Sellers in good faith. Purchaser acknowledges that reasonable assistance of transferred Employees will be necessary to effect the foregoing and to otherwise wind down the Business, and agrees to make such Employees available to Sellers for such purposes for up to ninety (90) days after the Closing Date, as may be reasonably required, at no cost to Sellers.

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
7.17    [***].
ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS
8.1    Employment.
(a)    Transferred Employees. From time to time prior to the Closing Date, each Seller shall provide to Purchaser (i) a complete and accurate list of all of the Employees as of such date and substantially in the same form as the list provided in Section 5.15(a) of the Disclosure Schedule and (ii) a list of all vested and accrued but unused vacation time and paid time off with respect to the Transferred Employees estimated as of the Closing Date and calculated in accordance with the applicable Seller’s standard practice (each, an “Updated Employee List”). Purchaser shall deliver an offer of employment (on an “at will” basis [***]), contingent upon the Closing and subject to Purchaser’s customary hiring requirements, to those Employees identified by Purchaser on a schedule to be delivered to Sellers no later than five (5) Business Days prior to the Closing, which shall consist of substantially all of the Employees of Seller set forth on the most recent Updated Employee List provided to Purchaser (the “Offered Employees”), to commence such employment immediately upon the Closing Date; provided, however, that Purchaser may offer employment to less than substantially all of such Employees if the Business is or would reasonably be expected to be materially reduced as a result of the announcement or the consummation of the transactions contemplated hereby. Such individuals who accept such offer by the Closing Date are referred to as the “Transferred Employees.”
(b)    With respect to all Employees, Sellers shall be jointly and severally responsible for providing any notices required to be given and otherwise complying with WARN or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by any Seller on or prior to the Closing Date. Sellers shall be jointly and severally responsible for obligations and liabilities under WARN and/or similar statutes or regulations of any jurisdiction resulting from an Employment Loss, as defined by the applicable statute or regulation, due to Purchaser’s failure to offer employment to Employees on sufficient terms and conditions.
(c)    In addition, each Transferred Employee shall, as of the Closing Date, receive full credit for service with a Seller prior to the Closing Date for purposes of eligibility to participate, vesting and vacation entitlement under the employee benefit plans of Purchaser in which such Transferred Employee becomes a participant (excluding any equity awards or incentives granted after the Closing Date) to the same extent such service was recognized by a Seller prior to the Closing Date under comparable Employee Benefit Plans; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service.
(d)    Excluded Employees. Any Employee who is not offered employment by Purchaser (or an Affiliate of Purchaser) prior to the Closing or who does not accept an offer of employment by Purchaser (or an Affiliate of Purchaser) and commence work with Purchaser (or an Affiliate of Purchaser) immediately after the Closing, in each case pursuant to Section 8.1(a), is referred to as an “Excluded Employee.”

8.2    Standard Procedure. Pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, 2004-34 IRB 320, (a) Purchaser and each Seller shall report on a predecessor/successor basis as set forth therein, (b) no Seller will be relieved from filing a Form W‑2 with respect to any Transferred Employees and (c) Purchaser will undertake to file (or cause to be filed) a Form W‑2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by any Seller.
8.3    Employee Benefits. Each Seller shall be responsible and liable for providing, or continuing to provide, health continuation coverage notices under COBRA with respect to its respective Employees (and such Employees’ qualified beneficiaries) who experience a COBRA “qualifying event” on or prior to the Closing Date under any Employee Benefit Plan.
8.4    Third-Party Beneficiaries. Notwithstanding any provision in this Agreement to the contrary, nothing in this Article VIII shall (a) be deemed or construed to be an amendment or other modification of any Employee Benefit Plan or (b) create any third-party rights in any current or former employee, director or other service provider of any Seller, Purchaser, or any of their respective affiliates (or any beneficiaries or dependents thereof). Nothing contained in this Article VIII shall interfere with the right of any Seller or Purchaser to terminate the employment of any employee for any reason.
ARTICLE IX

CONDITIONS TO CLOSING
9.1    Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):
(a)    the representations and warranties of each Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);
(b)    Each Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by such Seller on or prior to the Closing Date, and Purchaser shall have received copies of such corporate resolutions and other documents evidencing the performance thereof as Purchaser may reasonably request;
(c)    Since the Balance Sheet Date, there shall not have been or occurred any event, change or occurrence that, individually or in the aggregate with any such other events, changes or occurrences, has a Material Adverse Effect;
(d)    Purchaser shall have received certificates signed by each of the Chief Executive Officer and Chief Financial Officer (or similar officers) of each Seller, each in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that each of the conditions specified above in Sections 9.1(a)-(c) have been satisfied in all respects;
(e)    any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated;
(f)    no Legal Proceedings shall have been instituted or threatened, or claim or demand made, against any Seller or its Affiliates, or Purchaser or its Affiliates, that is reasonably likely to temporarily or permanently restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(g)    all consents, approvals, orders or authorizations of, and all registrations, declarations or filings with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein shall have been made or obtained; provided, however, that the foregoing shall only be a condition to the Closing if Purchaser has exercised commercially reasonable efforts to obtain such consents;
(h)    Purchaser shall have received all stamping or other licenses and permits required to conduct the Business substantially as conducted by each Seller in all jurisdictions in which such Seller currently operates; provided, however, that the foregoing shall only be a condition to the Closing if Purchaser has exercised commercially reasonable efforts to obtain such consents;
(i)    Purchaser shall have received all required consents and approvals for the transfer of the Purchased Assets and the Business to Purchaser set forth on Schedule 9.1(i) (each Contract set forth on Schedule 9.1(i) is herein referred to as a “Restricted Material Contract”), in a form reasonably satisfactory to Purchaser, except for consents with respect to immaterial assets that can be obtained within thirty (30) days after the Closing; provided, however, that the foregoing shall only be a condition to the Closing if Purchaser has exercised commercially reasonable efforts to obtain such consents;
(j)    each Seller shall have provided Purchaser with an affidavit of non-foreign status of such Seller substantially in the form of the sample certification in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);
(k)    each of Dean Onken and Paul Francis (each, an “Executive Employee”) shall have entered into an employment agreement in substantially the form attached hereto as Exhibit E (the “Executive Employment Agreements”) and a non-competition and non-solicitation agreement in substantially the form attached hereto as Exhibit F (the “Executive Non-Competition and Non-Solicitation Agreements” and, together with the Executive Employment Agreements, the “Executive Agreements”), and such agreements shall be in full force and effect and all of such Executive Employees shall be willing and able to perform in accordance with such Executive Agreements;
(l)    Purchaser shall have received employment offer acceptances from no less than eight (8) of the individuals listed on Schedule 9.1(l) (the “Key Employees”) and at least ninety-five percent (95%) of the Offered Employees (including the Offered Employees on temporary leaves of absence, including family medical leave, military leave or temporary disability or sick leave);
(m)    Sellers shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit G hereto;
(n)    Sellers shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit H hereto (the “Assignment and Assumption Agreement”) and duly executed assignments of the registrations and applications included in the Purchased Intellectual Property, in a form reasonably satisfactory to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Purchased Intellectual Property;
(o)    Sellers shall have delivered all instruments and documents necessary to release any and all Liens on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements);
(p)    Sellers shall have terminated or modified, on terms reasonably satisfactory to Purchaser, the Contracts listed on Schedule 9.1(p);
(q)    Purchaser shall have received evidence reasonably satisfactory to Purchaser that all obligations secured by Liens on any of the Purchased Assets have been paid in full or will be paid in full at the Closing, and Purchaser shall have received such releases of Liens and terminations of Lien filings as Purchaser may reasonably request;
(r)    Purchaser shall have received fully executed and enforceable copies of (i) the facility lease agreement from F-B Building with respect to the Sellers’ facility in Carroll, Iowa, substantially in the form attached hereto as Exhibit I (the “Primary Facility Lease Agreement”), and (ii) the facility lease agreements from the applicable Seller with respect to each of the Secondary Seller Facilities, substantially in the form and rental amounts attached hereto as Exhibit J (each a “Secondary Facility Lease Agreement” and, together with the Primary Facility Lease Agreement, each such agreement shall be referred to as a “Facility Lease Agreement”);
(s)    Purchaser shall have received an executed non-competition and non-solicitation agreement, substantially in the form attached hereto as Exhibit K from each Person set forth on Schedule 9.1(s);
(t)    each Seller shall have delivered evidence in a form reasonably satisfactory to Purchaser that such Seller has complied with Section 7.11 in all material respects, including any corporate actions and filings with any Governmental Body evidencing the change of such Seller’s company name, registered or unregistered trade names, d/b/a names, fictitious names or otherwise;
(u)    Purchaser shall have obtained the Owners’ Approvals and such approvals shall remain in full force and effect;
(v)    Sellers shall have delivered resolutions duly adopted by the board of directors of Sellers or such other applicable governing body or committee thereof providing that any 401(k) plan in which Transferred Employees were eligible to participate immediately prior to the Closing Date has been terminated effective as of no later than the day prior to the Closing Date;
(w)    Sellers shall have delivered resolutions duly adopted by the board of directors of Sellers or such other applicable governing body or committee thereof providing that any deferred compensation plan in which Transferred Employees were eligible to participate immediately prior to the Closing Date has been terminated effective as of no later than the day prior to the Closing Date, and that any amounts accrued thereunder be paid in due course after the Closing; and
(x)    Sellers shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser may reasonably request.
9.2    Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):
(a)    the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);
(b)    Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;
(c)    any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated;
(d)    there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(e)    Purchaser shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;
(f)    Purchaser shall have delivered, or caused to be delivered, to the Sellers’ Representative the Assignment and Assumption Agreement;
(g)    Purchaser shall have delivered, or caused to be delivered, to the Sellers’ Representative evidence of the wire transfers referred to in Section 3.2(b);
(h)    Sellers shall have received certificates signed by each of the Chief Executive Officer and Chief Financial Officer (or similar officers) of Purchaser, each in form and substance reasonably satisfactory to Sellers, dated as of the Closing Date, to the effect that each of the conditions specified above in Sections 9.2(a)-(b) have been satisfied in all respects;

(i)    no Legal Proceedings shall have been instituted or threatened, or claim or demand made, against any Seller or its Affiliates, or Purchaser or its Affiliates, that is reasonably likely to temporarily or permanently restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(j)    Sellers shall have received a sufficient number of written consents from the shareholders of Farner-Bocken and the members of F-B Building to consummate the transactions contemplated hereby under Iowa Code Chapters 489 and 490; and
(k)    Sellers shall have received fully executed and enforceable copies of each Facility Lease Agreement from Purchaser.
ARTICLE X

INDEMNIFICATION
10.1    Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document or Purchaser Document shall survive the Closing through and including the second (2nd) anniversary of the Closing Date; provided, however, that the representations and warranties (a) of each Seller set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.7 (Title to Purchased Assets; Possession) and Section 5.26 (Financial Advisors) shall survive the Closing indefinitely, (b) of each Seller set forth in Section 5.14 (Employee Benefits) and Section 5.18 (Environmental Matters) shall survive the Closing through and including the third (3rd) anniversary of the Closing Date and (c) of each Seller set forth in Section 5.9 (Taxes) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided, however, that any obligations under Sections 10.2(a)(i) and 10.2(a)(ii) shall not terminate with respect to any Losses as to which the Person obligated to provide indemnification shall have received notice (stating in reasonable detail the basis of the claim for indemnification) from the indemnified party in accordance with Section 10.3 before the termination of the applicable Survival Period. The representations and warranties described in clause (a) through clause (c) of the preceding sentence are hereinafter referred to as the “Fundamental Representations.”

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
10.2    Indemnification.
(a)    Subject to Sections 10.1, 10.8 and 10.9 hereof, Sellers hereby jointly and severally agree to indemnify and hold Purchaser, its Affiliates and the respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns of Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and to pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages [***], interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a third-party claim (individually, a “Loss” and, collectively, “Losses”):
(i)    based upon or resulting from the failure of any of the representations or warranties made by each Seller in this Agreement (other than the Fundamental Representations) or in any Seller Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date (except for representations that relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(ii)    based upon or resulting from the failure of any of the Fundamental Representations made by each Seller in this Agreement (other than the representations and warranties of each Seller made in Section 5.2 and Section 5.7) to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date (except for representations that relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(iii)    based upon or resulting from the failure of any of the representations or warranties made by each Seller in Section 5.2 and Section 5.7 of this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;
(iv)    based upon or resulting from the breach of any covenant or other agreement on the part of any Seller under this Agreement or any Seller Document;
(v)    based upon or resulting from any Transferred Employee or any other Employee, to the extent resulting from or based upon (A) any employment-related Liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date and/or (B) any Liability relating to, arising under or in connection with any Employee Benefit Plan, including any Liability under COBRA, whether arising prior to, on or after the Closing Date;

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
(vi)    based upon or resulting from any fees, commissions or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for any Seller in connection with the transactions contemplated by this Agreement;
(vii)    based upon or resulting from any Excluded Asset or any Excluded Liability (other than any Excluded Liability set forth in Section 2.4(q)) or any Excluded Employee;
(viii)    based upon or resulting from any Excluded Liability set forth in Section 2.4(q); [***];
(ix)    based upon or resulting from the failure of any Seller to pay in full when due any amount owing to a creditor; or
(x)    based upon or resulting from the exercise by any stockholder of any Seller of appraisal rights under Division XIII of the IBCA.
(b)    Subject to Section 10.1 and Section 10.8, Purchaser hereby agrees to indemnify and hold Sellers and their Representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:
(i)    based upon or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document to be true and correct in all respects at the date hereof and as of the Closing Date (except for representations that relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(ii)    based upon or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document;
(iii)    based upon or resulting from any Assumed Liability; or
(iv)    based upon or resulting from any fees, commissions or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement.
(c)    The parties hereto acknowledge their respective common law duties to mitigate damages resulting from any other party’s breach of this Agreement. All indemnification payments under this Section 10.2 shall be paid net of any insurance proceeds actually received by the Indemnified Party.

10.3    Notice of Claim.
(a)    As used herein, the term “Claim” means a claim for indemnification of an Indemnified Party for Losses under this Article X.
(b)    The applicable Indemnified Party shall give written notice of a Claim executed by an authorized representative of such Indemnified Party (a “Notice of Claim”) to the Indemnitor Administrator reasonably promptly after the Indemnified Party becomes aware of the existence of any potential claim for indemnification under this Article X, arising from or relating to:
(i)    any matter specified in Section 10.2(a) or Section 10.2(b); or
(ii)    the assertion, whether orally or in writing, against any Indemnified Party of a Legal Proceeding brought by a third-party against such Indemnified Party that is based on, arises out of, or relates to subject matter that, if determined adversely to such Indemnified Party (regardless of the eventual outcome of such Legal Proceeding), could result in a Claim (in each such case, a “Third-Party Claim”).
(c)    No delay on the part of an Indemnified Party in giving the Indemnitor Administrator a Notice of Claim (or any update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein) shall relieve the Sellers’ Representative or any Seller, on the one hand, or Purchaser, on the other hand, from any of their respective obligations under this Article X unless (and then only to the extent that) the Sellers’ Representative or such Seller, on the one hand, or Purchaser, on the other hand, are materially prejudiced thereby in terms of the amount of Losses for which such Persons are obligated to indemnify the Indemnified Party.
10.4    Defense of Third-Party Claims.
(a)    The Indemnified Party shall determine and conduct the investigation, defense or settlement of any Third-Party Claim, unless both Purchaser and a Seller are named as a party to such Third-Party Claim, in which case the Indemnified Party and Indemnitor Administrator shall each conduct the investigation, defense or settlement of such Third-Party Claim on its own behalf. The costs and expenses incurred or paid by the Indemnified Party in connection with the investigation, defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court or arbitration costs) shall be included in the Losses for which the Indemnified Party may seek indemnification pursuant to a Claim made by any Indemnified Party hereunder, regardless of the resolution of such Third-Party Claim.
(b)    The Indemnitor Administrator shall at all times have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Indemnitor Administrator does not affect any privilege relating to the Indemnified Party. The Indemnified Party shall provide the Indemnitor Administrator the opportunity to consult with and participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim, all at the sole expense of the Indemnitor Administrator.
(c)    No settlement of any such Third-Party Claim with any third-party claimant shall be determinative of the amount of Losses relating to such matter, except with the consent of the Indemnitor Administrator, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Indemnitor Administrator shall have objected within thirty (30) days after written request for such consent by the Indemnified Party.
10.5    Contents of Notice of Claim. Each Notice of Claim by an Indemnified Party given pursuant to Section 10.3 shall contain the following information: (a) that such Indemnified Party has directly or indirectly incurred, paid or properly accrued or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue, Losses in an aggregate stated amount arising from such Claim (which amount may be an estimated amount or may be the amount of Losses claimed by a third-party in a Third-Party Claim); and (b) a brief description, in reasonable detail (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Losses based on such Indemnified Party’s good faith belief thereof, including, to the extent reasonably available to such Indemnified Party: (i) the identity and address of any third-party claimant, (ii) copies of any formal demand or complaint and (iii) the specific nature of the breach to which such item is related; provided, however, that the Notice of Claim may be updated and amended from time to time by the Indemnified Party in good faith by delivering an updated or amended Notice of Claim to the Indemnitor Administrator, so long as the delivery of the original Notice of Claim is made within the applicable claims period and such update or amendment only asserts bases for liability reasonably related to the underlying facts and circumstances specifically set forth in such original Notice of Claim; provided, further, that all Claims for Losses properly set forth in the original Notice of Claim or any permitted update or amendment thereto shall remain outstanding until such Claims for Losses have been finally resolved or satisfied, notwithstanding the expiration of such claims period.
10.6    Resolution of Notice of Claim.
(a)    Each Notice of Claim given by an Indemnified Party shall be resolved as follows:
(i)    Uncontested Claims. If, within thirty (30) days after a Notice of Claim is received by the Indemnitor Administrator, the Indemnitor Administrator does not contest such Notice of Claim in writing to the Indemnified Party as provided in Section 10.6(a)(ii), the Indemnitor Administrator shall be conclusively deemed to have consented, on behalf of the Sellers or Purchaser, as applicable, to the recovery by the Indemnified Party of the full amount of Losses (subject to the limitations contained in this Article X) specified in the Notice of Claim in accordance with this Article X, including the forfeiture of all or a portion of the Holdback Amount, and, without further notice, to have stipulated to the entry of a final judgment for damages against such Seller or Purchaser, as applicable, for such amount in any court having jurisdiction over the matter where venue is proper.
(ii)    Contested Claims. If the Indemnitor Administrator gives the Indemnified Party written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the thirty (30)-day period specified in Section 10.6(a)(i), then such Contested Claim shall be resolved by either (A) a written settlement agreement executed by Purchaser and the Sellers’ Representative or (B) in the absence of such a written settlement agreement within thirty (30) days following receipt by the Indemnified Party of the written notice from the Indemnitor Administrator, by binding litigation between Purchaser and the Sellers’ Representative in accordance with the terms and provisions of Section 10.6(b).
(b)    Litigation of Contested Claims. Either Purchaser or the Sellers’ Representative may bring suit in the courts of the State of Iowa and the Federal courts of the United States of America located within the State of Iowa to resolve a Contested Claim. The decision of a court of competent jurisdiction as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Sellers and Purchaser, as applicable, shall be obligated to act in accordance with such decision and, if applicable, withdraw any payments out of the Holdback Amount in accordance therewith. Judgment upon any award rendered by a court of competent jurisdiction may be entered in any court having jurisdiction. For purposes of this Section 10.6(b), in any suit hereunder in which any claim or the amount thereof stated in a Notice of Claim is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the court of competent jurisdiction awards such party more than one-half of the amount in dispute, in which case the party from whom indemnification is sought shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys’ fees and documented out-of-pocket costs, reasonably incurred by the other party to the suit.
(c)    Payment of Claims. If any amount is determined, agreed or deemed agreed to be owed to Purchaser in accordance with this Section 10.6, then (i) Purchaser shall be entitled to withdraw such amount from the Holdback Amount (to the extent of the Holdback Amount) and (ii) if the remaining Holdback Amount is insufficient to cover the full amount that is determined, agreed or deemed agreed to be owed to Purchaser, then, subject to the limitations contained in Section 10.8, each Seller shall, within ten (10) days following the date such amount is determined, agreed or deemed agreed to be owed, pay such Seller’s pro rata share of the amount of such shortfall to Purchaser. If any amount is determined, agreed or deemed agreed to be owed to any Seller in accordance with this Section 10.6, then within three Business Days following the date such amount is determined, agreed or deemed agreed to be owed, Purchaser shall deliver such amount to the Sellers’ Representative for further distribution to Sellers.

EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. CONFIDENTIAL PORTIONS OF EXHIBIT ARE MARKED WITH [***] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
10.7    Release of Remaining Holdback Amount. To the extent any Holdback Amount remains at the time, Purchaser shall subtract from the Holdback Amount being held by Purchaser any amounts which a Purchaser Indemnified Party is entitled to receive as indemnification pursuant to this Article X. Any such amounts shall be subtracted from the Holdback Amount after any (i) final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or (ii) settlement or other agreement shall have been entered into in writing by the applicable Purchaser Indemnified Party and the Sellers’ Representative. Upon depletion or distribution of the entirety of the Holdback Amount, any amounts which a Purchaser Indemnified Party is entitled to receive as indemnification pursuant to this Article X shall be paid directly to the applicable Purchaser Indemnified Party by Sellers.
10.8    Limitations on Indemnification.
(a)    Notwithstanding the provisions of this Article X: (i) Sellers shall not have any indemnification obligations for Losses under Section 10.2(a)(i) unless and until the aggregate amount of all such Losses exceeds [***] (the “Deductible”), except in the case of fraud; provided, however, that from and after such time as the total amount of such Losses incurred by Purchaser Indemnified Parties exceeds the Deductible, then Sellers shall be liable for only those Losses in excess of the Deductible; (ii) in no event shall the aggregate indemnification to be paid by Sellers under Section 10.2(a)(i) exceed [***] as finally determined under Article III, except in the case of fraud; (iii) in no event shall the aggregate indemnification to be paid by Sellers under Sections 10.2(a)(ii), 10.2(a)(v), 10.2(a)(vi), 10.2(a)(ix) and 10.2(a)(x) exceed [***] as finally determined under Article III, except in the case of fraud; and (iv) in no event shall the aggregate indemnification to be paid by Sellers under Section 10.2(a)(iii) and Section 10.2(a)(iv) exceed [***] as finally determined under Article III, except in the case of fraud. For the avoidance of doubt, Sellers’ indemnification obligations for Losses under Section 10.2(a)(vii), Section 10.2(a)(viii) or for any fraud shall not be subject to a cap.
(b)    Subject to Section 7.7(d) and Section 12.2, and except to the extent that any Seller engaged in fraud, the parties acknowledge and agree that the indemnification provisions contained in this Article X shall be the sole and exclusive remedy for Losses based upon, attributable to or resulting from the breach or inaccuracy or failure to comply with any of the representations, warranties, covenants or agreements of the parties in this Agreement under any theory of law or equity.
10.9    Indemnity Payments. Any payment that any Seller is obligated to make to any Purchaser Indemnified Party pursuant to this Article X shall be paid by wire transfer of immediately available funds to an account(s) designated by the applicable Purchaser Indemnified Party within thirty (30) calendar days after the date notice of any sums due and owing is given to the Sellers’ Representative by the applicable Purchaser Indemnified Party in accordance with Section 10.3. Any payment that Purchaser is obligated to make to any Seller Indemnified Parties pursuant to this Article X shall be paid by wire transfer of immediately available funds to an account(s) designated by the applicable Seller Indemnified Party within thirty (30) calendar days after the date notice of any sums due and owing is given to Purchaser by the applicable Seller Indemnified Party in accordance with Section 10.3.

10.10    Tax Treatment of Indemnity Payments. For all income Tax purposes, Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the aggregate consideration paid in the transactions contemplated by this Agreement.
10.11    Representation of Sellers.
(a)    Each Seller hereby irrevocably appoints Dennis Anderson as the Sellers’ Representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller in accordance with the terms and provisions of this Agreement and to act on behalf of such Seller in any amendment of, or Legal Proceeding or indemnification claim involving, this Agreement and to do or refrain from doing all such further acts and things, and to execute and/or deliver all such documents, as such Sellers’ Representative shall deem necessary or appropriate in conjunction with any of the Acquisition Transactions, including the power: (i) to take all action necessary in connection with the waiver of any condition to the obligations of the Sellers to consummate the Acquisition Transactions; (ii) to negotiate, execute and deliver all documents required or permitted to be given in connection with the consummation of the Acquisition Transactions (it being understood that such Seller shall execute and deliver any such documents which the Sellers’ Representative agrees to execute); (iii) to terminate this Agreement if the Sellers are entitled to do so; (iv) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any Legal Proceedings; (v) engage and rely upon counsel and such accountants and other advisors and incur such other expenses on behalf of Sellers in connection with this Agreement and the transactions contemplated hereby as the Sellers’ Representative may deem appropriate; (vi) following the Closing, to consult with the Executive Employees with respect to any issues related to exercising the duties and powers of the Sellers’ Representative, and (vii) to take all actions which under this Agreement may be taken by any Seller and to do or refrain from doing any further act or deed on behalf of such Seller which the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present.
(b)    The appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of Sellers or by operation of law. By execution of this Agreement, Sellers hereby consent to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Sellers’ Representative pursuant to this Section 10.11(b). By execution of this Agreement, Sellers agree that the Sellers’ Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Sellers’ Representative in good faith hereunder, and Sellers shall indemnify and hold the Sellers’ Representative harmless from and against any and all Losses (including reasonable attorney’s fees and expenses) which the Seller’s Representative may sustain as a result of any such action or omission by the Sellers’ Representative hereunder.
(c)    If Dennis Anderson is unable or unwilling to serve as Sellers’ Representative, Tom Farner will serve as the Sellers’ Representative. If Tom Farner is unable or unwilling to serve as the Sellers’ Representative, the Sellers’ Representative will be chosen by the board of directors of Farner-Bocken. The candidate who receives more votes than any other, and who consents to serve, shall be appointed the Sellers’ Representative. The Sellers’ Representative shall have the right at any time to appoint an entity wholly owned by the Sellers’ Representative as his or her successor hereunder and such entity shall agree in writing to accept such appointment. The choice of a successor Sellers’ Representative appointed in any manner permitted in this Section 10.11 shall be final and binding upon the Sellers. The decisions and actions of any successor Sellers’ Representative shall be, for all purposes, those of the Sellers’ Representative as if originally named herein.

ARTICLE XI

TAXES
11.1    Prorations. Sellers shall bear all real property Taxes (except as may otherwise be set forth in a Facility Lease Agreement), personal property Taxes, or ad valorem obligations and similar Taxes and fees on the Purchased Assets for taxable periods ending before or on the Closing Date. All real property Taxes (except as may otherwise be set forth in a Facility Lease Agreement), personal property Taxes, or ad valorem obligations and similar Taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Sellers as of the Closing Date. Sellers shall be responsible for all such Taxes and fees on the Purchased Assets for the period up to and including the Closing Date. Purchaser shall be responsible for all such Taxes and fees on the Purchased Assets or the Business for the period after the Closing Date. With respect to Taxes described in this Section 11.1, Sellers shall timely file all Tax Returns due on or before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes which are subject to proration under this Section 11.1 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.
11.2    Cooperation on Tax Matters. Purchaser and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest or for the prosecution or defense of any Legal Proceeding relating to Tax matters.
11.3    Tax Clearance Certificates. Each Seller, as applicable, shall cooperate to notify all of the Taxing Authorities for the jurisdictions set forth in Section 5.9(c) of the Disclosure Schedule of the transactions contemplated by this Agreement in the form and manner required by such Taxing Authorities, if the failure to make such notifications or receive any available tax clearance certificate (“Tax Clearance Certificate”) could subject Purchaser to any Taxes of any Seller. If, in respect to any application for Tax Clearance Certificates made pursuant to this Section 11.3, any Governmental Body asserts that any such Seller is liable for any Tax, such Seller shall promptly pay any and all such amounts and shall provide evidence to Purchaser that such liabilities have been paid in full or otherwise satisfied, unless contested by such Seller in good faith by appropriate proceedings. Each Seller agrees to use its reasonable best efforts to obtain from each applicable Taxing Authority Tax Clearance Certificates, and to deliver any such Tax Clearance Certificate in form and substance reasonably satisfactory to Purchaser. Purchaser shall provide reasonable assistance as may reasonably be requested by Sellers for purposes of notifying Taxing Authorities and obtaining Taxing Authority Tax Clearance Certificates.

11.4    Transfer Taxes. Sellers shall be liable for and shall pay (and each Seller shall jointly and severally indemnify and hold harmless Purchaser against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges as levied by any Governmental Body (including any interest and penalties) (“Transfer Taxes”) in connection with the transactions contemplated by this Agreement.
ARTICLE XII

MISCELLANEOUS
12.1    Expenses. Except as otherwise provided in this Agreement, each of the Sellers and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Liabilities for expenses incurred by any Seller will not be assumed by Purchaser.
12.2    Specific Performance. Each Seller acknowledges and agrees that its breach of this Agreement would cause irreparable damage to Purchaser, and that Purchaser may not have an adequate remedy at law. Therefore, the obligations of each Seller under this Agreement may be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which Purchaser may have under this Agreement or otherwise.
12.3    Submission to Jurisdiction; Consent to Service of Process.
(a)    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Iowa over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.6.
12.4    Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), together with the other documents and agreements to be delivered in connection herewith and therewith, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the party taking such action. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa applicable to contracts made and performed in such State.
12.6    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile or electronic mail during regular business hours (with machine generated confirmation of delivery) or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to any Seller or Sellers’ Representative, to:
New FB Company
135 Lois Avenue
Carroll, IA 51401
Attention: Dennis Anderson
Email: dennis.anderson@farner-bocken.com

With a copy to:
Davis, Brown, Koehn, Shors & Roberts, P.C.
215 10th Street, Suite 1300
Des Moines, IA 50309
Attention: Frank Carroll; Mitch Maahs
Email: frankcarroll@davisbrownlaw.com; mitchmaahs@davisbrownlaw.com

If to Purchaser, to:
Core-Mark Midcontinent, Inc.
395 Oyster Point Boulevard, Suite 415
South San Francisco, CA 94080
Attention: Scott McPherson; Greg Antholzner
Email: smcpherson@core-mark.com; gantholzner@core-mark.com

With a copy to:
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention: Craig W. Adas
Email: craig.adas@weil.com

12.7    Exhibits and Disclosure Schedule. The exhibits, schedules and Disclosure Schedule to this Agreement are a material part of this Agreement.
12.8    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
12.9    Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except with respect to the rights granted to the Seller Indemnified Parties and the Purchaser Indemnified Parties under Article X and as otherwise specifically set forth herein, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Seller (by operation of Law or otherwise) without the prior written consent of Purchaser and any attempted assignment without the required consent shall be void, except for an assignment resulting from the conversion of Farner-Bocken into a limited liability company.
12.10    WAIVER OF JURY TRIAL. SELLERS AND PURCHASER IRREVOCABLY AND UNCONDITIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF THIS AGREEMENT (INCLUDING ANY EXHIBITS AND SCHEDULES HERETO) OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CORE-MARK MIDCONTINENT, INC.
By: /s/ THOMAS B. PERKINS
Name: Thomas B. Perkins
Title: President
FARNER-BOCKEN COMPANY
By: /s/ JOHN NORGAARD
Name: John Norgaard
Title: Chairman of the Board
By: /s/ DENNIS ANDERSON
Name: Dennis Anderson
Title: Secretary
FARNER-BOCKEN BUILDING COMPANY, L.L.C.
By: /s/ STEVEN L. FARNER, SR.
Name: Steven L. Farner, Sr.
Title: Manager
By: /s/ DENNIS ANDERSON
Name: Dennis Anderson
Title: Manager
DENNIS ANDERSON, as SELLERS’ REPRESENTATIVE
By: /s/ DENNIS ANDERSON
Name: Dennis Anderson

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